UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.     )
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☒	Definitive Proxy Statement
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☐ Soliciting Material Pursuant to § 240.14a-12

BLUE NILE, INC.
(Name of Registrant as Specified In Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)
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BLUE NILE, INC.
411 First Avenue South
Suite 700
Seattle, Washington 98104
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 22, 2014

Dear Stockholder:
You are cordially invited to attend the 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of Blue Nile, Inc., a Delaware corporation (“Blue Nile”). Notice is hereby given that the Annual Meeting will be held on Thursday, May 22, 2014 at 10:00 AM Pacific Time at the Renaissance Seattle Hotel located at 515 Madison Street, Seattle, Washington 98104 for the following purposes:

1.	To elect our two nominees for director to hold office until the 2017 Annual Meeting of Stockholders;

2.	To ratify the selection by the audit committee of the board of directors of Deloitte & Touche LLP as independent registered public accounting firm for Blue Nile for fiscal year ending January 4, 2015;

3.	To approve an advisory resolution approving executive compensation; and

4.	To conduct any other business properly brought before the Annual Meeting.
These items of business are more fully described in the Proxy Statement accompanying this Notice.
The record date for the Annual Meeting is March 25, 2014. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof. For ten days prior to the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose relating to the Annual Meeting, during ordinary business hours at our principal offices located at 411 First Avenue South, Suite 700, Seattle, Washington 98104.

By Order of the Board of Directors,

Lauren Neiswender
General Counsel and Corporate Secretary

Seattle, Washington
April 11, 2014

You are cordially invited to attend the Annual Meeting in person. Directions to our Annual Meeting are available at http://investor.bluenile.com. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the proxy mailed to you or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for your convenience. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from that record holder.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on
May 22, 2014. Blue Nile's Proxy Statement and Annual Report to security holders for the fiscal year ended December 29, 2013 are also available at http://investor.bluenile.com.

BLUE NILE, INC.
411 First Avenue South
Suite 700
Seattle, Washington 98104
PROXY STATEMENT
FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS
Thursday, May 22, 2014
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING
Why did I receive a notice regarding the availability of proxy materials on the Internet?
Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we (Blue Nile, Inc. is sometimes referred to herein as “we,” “Blue Nile,” or the "Company") have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”).
Why are the proxy materials being made available to me?
We are making proxy materials available to you because our board of directors is soliciting your proxy to vote at the 2014 Annual Meeting of Stockholders (the “Annual Meeting”). You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. All shareholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We intend to mail the Notice on or about April 11, 2014 to all stockholders of record entitled to vote at the Annual Meeting.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after April 21, 2014.
How do I attend the Annual Meeting?
The meeting will be held on Thursday, May 22, 2014 at 10:00 AM Pacific Time. Directions to the Annual Meeting may be found at http://investor.bluenile.com. Information about how to vote in person at the Annual Meeting is discussed below.
Who may vote at the Annual Meeting?
Only stockholders of record at the close of business on March 25, 2014 will be entitled to vote at the Annual Meeting. On this record date, there were 12,602,079 shares of common stock outstanding and entitled to vote.
Stockholder of Record: Shares Registered in Your Name. If on March 25, 2014 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the Annual Meeting or vote by proxy. Whether or not you plan to attend the Annual Meeting, please fill out and return the proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank. If on March 25, 2014 your shares were held not in your name, but rather in an account at a brokerage firm, bank or similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.
What proposals will be voted on at the meeting?
There are three proposals scheduled to be voted on at the meeting:

1.	To elect our two nominees for director to hold office until the 2017 Annual Meeting of Stockholders (Proposal 1);

2.
To ratify the selection by the audit committee of the board of directors of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending January 4, 2015 (Proposal 2); and

3.	To approve an advisory resolution approving executive compensation (Proposal 3).
We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.
How do I vote?
The procedures for voting are as follows:
Stockholder of Record: Shares Registered in Your Name. If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy using the proxy card that you may request or that we may elect to deliver at a later time, vote by proxy over the telephone, or vote by proxy on the Internet. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the Annual Meeting and vote in person even if you have already voted by proxy.

☐	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

☐
To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

☐
To vote over the telephone, dial toll-free 1-800-776-9437, or, if you are calling outside the U.S., dial 1-718-921-8500, using a touch-tone phone and follow the recorded instructions. Please have your Notice in hand when you call. Your vote must be received by 8:59 PM Pacific Time (11:59 PM Eastern Time) on Wednesday, May 21, 2014 to be counted.

☐
To vote on the Internet, go to http://www.voteproxy.com to complete an electronic proxy card. Your vote must be received by 8:59 PM Pacific Time (11:59 PM Eastern Time) on Wednesday, May 21, 2014 to be counted.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.
Beneficial Owner: Shares Registered in the Name of Broker or Bank. If on March 25, 2014, you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received Notice containing instructions from that organization rather than from Blue Nile. Simply follow the instructions in the Notice provided to you to ensure that your vote is counted. Alternatively, you may vote by telephone or on the Internet as instructed by your broker, bank or other agent. To vote in person at the Annual Meeting, you must obtain from the record holder a valid proxy issued in your name and present it to our inspector of elections at the Annual Meeting.
How many votes do I have?
On each matter to be voted upon, you have one vote for each share of common stock you own as of March 25, 2014.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of four ways:

☐	You may submit another properly completed proxy card with a later date.

☐	You may grant a subsequent proxy by telephone or through the Internet.

☐	You may send a timely written notice that you are revoking your proxy to Blue Nile's Corporate Secretary at 411 First Avenue South, Suite 700, Seattle, Washington 98104.

☐	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.
Your most current proxy card or telephone or Internet proxy is the one that is counted.
If your shares are held by your broker, bank or other agent, you should follow the instructions provided by that organization.
When are stockholder proposals due for next year's Annual Meeting?
To be considered for inclusion in next year's proxy materials, your proposal must be submitted in writing by December 12, 2014 (120 calendar days prior to the anniversary of the mailing date of this proxy statement), to our Corporate Secretary at 411 First Avenue South, Suite 700, Seattle, Washington 98104. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities and Exchange Act of 1934, as amended.
A stockholder proposal or nomination for director that will not be included in next year's proxy materials, but that a stockholder intends to present in person at next year's Annual Meeting, must comply with the notice, information and consent provisions contained in our bylaws. In part, the bylaws provide that to timely submit a proposal or nominate a director you must do so by submitting the proposal or nomination in writing to our Corporate Secretary at our principal executive offices no later than the close of business on February 21, 2015 (90 calendar days prior to the first anniversary of the 2014 Annual Meeting Date) nor earlier than the close of business on January 22, 2015 (120 calendar days prior to the first anniversary of the 2014 Annual Meeting date). In the event that we set an Annual Meeting date for 2015 that is not within 30 days before or after the anniversary of the 2014 Annual Meeting date, notice by the stockholder must be received no earlier than the close of business on the 120th day prior to the 2015 Annual Meeting and no later than the close of business on the later of the 90th day prior to the 2015 Annual Meeting or the 10th day following the day on which public announcement of the date of the 2015 Annual Meeting is first made. You are also advised to carefully review our bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations, including the submission of certain information with respect to proposed nominees and proponents of any stockholder proposals. You may obtain a copy of our bylaws by mailing a request in writing to Blue Nile's Corporate Secretary at 411 First Avenue South, Suite 700, Seattle, Washington 98104.
How many votes are needed to approve each proposal?
If a quorum is present, each proposal requires the votes described below to be approved.

☐
Proposal 1 - Election of Directors. For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome.

☐
Proposal 2 - Ratification of Deloitte & Touche LLP as independent registered public accounting firm. To be approved, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending January 4, 2015 must receive “For” votes from the holders of a majority of shares present and entitled to vote either in person or by proxy. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

☐
Proposal 3 - Advisory Vote Approving Executive Compensation. To be approved, the compensation of our named executive officers must receive “For” votes from the holders of a majority of our shares present and entitled to vote either in person or by proxy. You may vote “For,” “Against,” or “Abstain” from the proposal to approve the compensation of our named executive officers. If you “Abstain” from voting, it will have the same effect as an “Against” vote.

What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid Annual Meeting. A quorum will be present if stockholders holding a majority of the outstanding shares of stock entitled to vote are present at the Annual Meeting or represented by proxy. On the record date, there were 12,602,079 shares of common stock outstanding and entitled to vote. Thus, the holders of 6,301,040 shares of common stock must be present in person or represented by proxy at the Annual Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) or if you vote in person at the Annual Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. In the absence of a quorum, the Annual Meeting may be adjourned either by the chairman of the meeting or by vote of the holders of a majority of shares present at the meeting in person or represented by proxy.
What if I return a proxy card but do not make specific choices?
If you are a stockholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted as recommended by the board of directors. The board of directors unanimously recommends a vote:

1.	FOR the election of the two nominees for director (Proposal 1);

2.	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending January 4, 2015 (Proposal 2); and

3.	FOR approval of the advisory resolution approving executive compensation (Proposal 3).
If any other matter is properly presented at the Annual Meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
If your shares are held in street name and you do not instruct your broker on a timely basis on how to vote your shares, your brokerage firm, in its discretion may either leave your shares unvoted or vote your shares on routine matters. The election of directors and the advisory vote approving executive compensation are non-routine matters. Consequently, without your voting instructions, your brokerage firm cannot vote your shares on these proposals. These unvoted shares, called “broker non-votes,” refer to shares held by brokers who have not received voting instructions from their clients, and who do not have discretionary authority to vote on these matters because they are non-routine matters. In tabulating the voting results for the election of directors and the advisory approval of executive compensation, shares that constitute broker non-votes are not considered entitled to vote on such proposals. Accordingly, broker non-votes will not affect the outcome of the vote on these proposals.
The proposal to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending January 4, 2015 is considered a routine matter.
Whether or not your brokerage firm can vote or does vote your shares on your behalf on any proposal, if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other agent) your shares will be counted as present for the purpose of determining a quorum.
How can I find out the results of the voting at the Annual Meeting?
Votes will be counted by a representative of our independent inspector of elections appointed for the Annual Meeting. Preliminary voting results will be announced at the Annual Meeting. We will publish final voting results on a Form 8-K that we expect to file within four business days after our Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish the preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

\
PROPOSAL 1
ELECTION OF DIRECTORS
Our board of directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the total number of directors, and each class has a three-year term. Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including a vacancy created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director's successor is elected and qualified.
Prior to May 10, 2013, the board of directors comprised eight members. Effective on May 10, 2013, the board of directors appointed Mindy Meads to the board of directors, and increased the size of the board of directors from eight to nine.
Mark Vadon, who is one of Blue Nile’s founders and who served as chairman and a member of the board of directors since its inception in March 1999, stepped down from his role as director and chairman, effective on December 31, 2013. Upon Mr. Vadon’s resignation, the size of the board of directors was decreased from nine to eight. The board of directors appointed Blue Nile’s chief executive officer and a director, Harvey Kanter, chairman of our board of directors, effective on January 1, 2014. Also, effective January 1, 2014, the board of directors appointed Scott Howe to the board of directors and increased the size of the board of directors from eight to nine.
There are three directors in the class whose terms of office expire in 2014: Eric Carlborg, Mindy Meads and Scott Howe. Mr. Carlborg has served as director since February 2005. Mr. Carlborg has decided not to stand for re-election at the 2014 Annual Meeting of Stockholders. In connection with Mr. Carlborg’s decision not to stand for re-election, the size of the board of directors will be reduced from nine members to eight members effective as of the date of the Annual Meeting, May 22, 2014. Ms. Meads was appointed to the board of directors in 2013 and has not previously been elected by our stockholders. Mr. Howe was appointed to the board of directors in 2014 and has not previously been elected by our stockholders. Ms. Meads and Mr. Howe have each been designated by our board of directors as independent directors within the meaning of the applicable NASDAQ Stock Market LLC (“Nasdaq”) listing standards.
On the recommendation of the nominating and corporate governance committee, the board of directors has nominated each of Ms. Meads and Mr. Howe to stand for election at the Annual Meeting. If elected at the Annual Meeting, each of Ms. Meads and Mr. Howe would serve until the 2017 Annual Meeting of Stockholders and until his or her successor is elected and qualified, or, if sooner, until the director's death, resignation or removal.
For the election of directors, the two nominees receiving the most “For” votes (among votes properly cast in person or by proxy) will be elected. Only votes “For” or “Withheld” will affect the outcome. In the unexpected event that a nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by us. Alternatively, the board of directors may decide to reduce the size of the board of directors. Each person nominated for election has agreed to serve if elected, and we have no reason to believe that any nominee will be unable or unwilling to serve.
Below is a biography of each nominee and each director whose term will continue after the Annual Meeting. The biographies below include information, as of the date of this proxy statement, regarding specific and particular experience, qualifications, attributions or skills of each director that led the nominating and corporate governance committee to recommend the director nominees to the board of directors and to conclude that each of the other directors should continue to serve as members of our board of directors.
In addition to the individual information set forth below, all of our directors, including our nominees, must exemplify the highest levels of ethics and integrity, have a demonstrated willingness to devote sufficient time and energy to serve on our board of directors and its committees, and have a commitment to rigorously represent the long-term interests of our stockholders.
It is our policy to invite and encourage directors and nominees for director to attend the Annual Meeting. Mr. Vadon and Mr. Kanter attended the 2013 Annual Meeting of Stockholders.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2017 ANNUAL MEETING OF STOCKHOLDERS
Mindy Meads
Mindy Meads, age 62, has served as a director since May 2013. Ms. Meads has served as the chief executive officer of Calypso St. Barth, a resort brand of apparel and accessories, since December 2013. From February 2010 to April 2011, she served as a co-chief executive officer of Aeropostale, Inc. (“Aeropostale”), a mall-based specialty retailer of casual apparel and accessories for kids and young adults, and was president and chief merchandising officer of Aeropostale from March 2007 to February 2010. From August 2006 to January 2007, she was president and chief executive officer of Victoria's Secret Direct, a division of Limited Brands, Inc., a clothing retailer.  From 2004 to 2005, Ms. Meads served as chief executive officer of Lands’ End, the apparel retailer that is now a division of Sears Holding Corporation (“Lands’ End”). Prior to Lands’ End, Ms. Meads held a variety of executive merchandising and operating positions at Sears, Gymboree, The Limited and R.H. Macy’s, all nationwide retailers. Ms. Meads formerly served on the board of directors of Aeropostale, The Wet Seal, Inc., a teen specialty retailer of apparel and accessory items, and Mela Sciences, Inc., a biotech company. Ms. Meads is also a member of The Committee of 200, America’s Women Business Leaders, and has served as a trustee and a member of the Audit Committee of The Master School, a private high school in New York, since 2010. Ms. Meads is a former director of the Federal Reserve Board for the 7th District (Chicago).

Ms. Meads’ extensive experience as a chief executive officer of national retailers is highly valued by the board of directors in terms of retail industry experience, brand experience, leadership skills, and strategic planning. Additionally, Ms. Meads is an experienced director, providing the board of directors with further depth and valuable corporate governance experience. Ms. Meads has been designated by our board of directors as an audit committee financial expert.
Scott Howe
Scott Howe, age 46, has served as a director since January 2014. Mr. Howe has served as the chief executive officer, president, and a director of Acxiom Corporation, an enterprise data, analytics, and software-as-a-service company, since 2011. From 2007 to 2010, he served as the corporate vice president of Microsoft Advertising Business at Microsoft Corporation, a provider of software and services. In 2010, he co-founded and served as interim chief executive officer and president of King of the Web, Inc., a company maintaining a portfolio of online game shows. From 1999 to 2007, Mr. Howe served as an executive and later as a corporate officer at aQuantive, Inc., a digital marketing services company. Prior to aQuantive, Inc., Mr. Howe was with The Boston Consulting Group and Kidder, Peabody & Company, Inc. He serves on the board of directors of the Center for Medical Weight Loss and is a former director of the Internet Advertising Bureau (IAB), an advertising business organization that develops industry standards, conducts research, and provides legal support for the online advertising industry, and Turn, Inc., a digital advertising company. Mr. Howe was also formerly a director of Geeknet, Inc., an online retailer.

Mr. Howe is qualified to serve as our director and brings a deep expertise to the board of directors in the digital advertising industry and data analytics. Further, his experience and background as a chief executive officer offers the board of directors additional experience in executive leadership and strategic execution. Mr. Howe’s experience and demonstrated excellence in his field enriches the board of directors’ mix of skills and expertise and is particularly valuable to the Company as it focuses on reaching potential consumers through on-line marketing.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE (PROPOSAL 1).

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Michael Potter
Michael Potter, age 52, has served as a director since October 2007 and has served as our lead independent director since January 2014. Mr. Potter previously served as our lead independent director from February 2011 to February 2012. From October 2011 to March 2012, Mr. Potter served as the chief operating officer of zulily, inc. (“zulily”), an Internet retailer of daily deals for moms and children. From June 2000 to June 2005, Mr. Potter served as chairman and chief executive officer of Big Lots, Inc. (“Big Lots”), a Fortune 500 retailer. Prior to serving as the chief executive officer, Mr. Potter served in various capacities at Big Lots, including the role of chief financial officer. Prior to Big Lots, Mr. Potter held various positions at The Limited, Inc., May Department Stores, and Meier & Frank, all retail companies. Mr. Potter currently serves on the board of directors of zulily and Coldwater Creek, Inc., a triple channel retailer of women's apparel, gifts and accessories. Mr. Potter formerly served on the board of directors of Newegg, Inc., an online-only retailer specializing in high-tech products, and Big Lots. Mr. Potter currently serves on our audit committee and will succeed Mr. Carlborg as the chair of the audit committee following the Annual Meeting. Mr. Potter served on our nominating and corporate governance committee from February 2012 to February 2014 and our compensation committee from May 2012 to May 2013. Mr. Potter brings a wealth of retail experience to the board of directors. His prior experience as a chairman, chief executive officer, and director of a Fortune 500 retailer provides the board of directors with valuable leadership skills, strategic planning, and corporate governance skills. In addition, his prior experience as a chief operating officer for an internet retailer as well as a chief financial officer for a Fortune 500 retailer, provides valuable operational, e-commerce, and financial expertise to the board of directors. He has been designated by our board of directors as an audit committee financial expert. Mr. Potter’s leadership, tenure, retail and executive leadership experience, and independence, make him exceptionally qualified to serve on our board of directors and to serve as our lead independent director.

Steve Scheid
Steve Scheid, age 60, has served as a director since October 2007. From December 2002 until April 2012, Mr. Scheid served on the board of directors of Janus Capital Group, Inc. (“Janus Capital”), an asset management company and served as the chairman of Janus Capital from January 2004 until April 2012. From April 2004 until December 2005, Mr. Scheid also served as the chief executive officer of Janus Capital. Mr. Scheid served as vice chairman of the Charles Schwab Corporation ("Schwab") and president of Schwab's retail group from 2000 to 2002. Prior thereto, Mr. Scheid headed Schwab's financial products and services group and was the firm's chief financial officer from 1996 through 1999. From 2001 to 2002, Mr. Scheid served on the Federal Advisory Council, which provides oversight to the Federal Reserve Board in Washington, D.C. Mr. Scheid served as a founding partner of Strategic Execution Group, LLC, a consulting firm, from April 2007 until December 31, 2012. Mr. Scheid serves on the board of directors of NMI, Inc., an insurance company, and formerly served on the board of directors of PMI Group, Inc., an international provider of credit enhancement products, and Autodesk, Inc., a software design company. Mr. Scheid serves as the chair of our compensation committee. Mr. Scheid has a deep expertise in finance, retail strategies, risk management, and investment services. During his career, he has supervised the human resources departments at three different organizations. Mr. Scheid provides the board of directors with valuable executive leadership experience and has a deep understanding of, and tremendous experience with executive compensation packages making him an exceptionally valuable and effective director and compensation committee chair.

Mary Alice Taylor
Mary Alice Taylor, age 64, has served as a director since March 2000 and served as our lead independent director from May 2004 to February 2011. Ms. Taylor has been an independent business executive since October 2000. She held a temporary assignment as chairman and chief executive officer of Webvan Group, Inc., an e-commerce company, from July 2001 to December 2001. Prior to that, she served as chairman and chief executive officer of HomeGrocer.com, an e-commerce company, from September 1999 until she completed a sale of the company to Webvan Group, Inc. in October 2000. From January 1997 to September 1999, Ms. Taylor served as corporate executive vice president of Worldwide Operations and Technology for Citigroup, Inc., a financial services organization. Ms. Taylor also served as a senior vice president of Federal Express Corporation, a delivery services company, from September 1991 until December 1996. Ms. Taylor serves on the board of directors of Allstate Corporation, an insurance company. Ms. Taylor formerly served on the board of directors of Autodesk Inc., a design software company, and Sabre Holdings, an Internet travel services company. Ms. Taylor is the chair of the nominating and corporate governance committee. Ms. Taylor is a seasoned business leader and director. Her executive leadership experience, including her role as chief executive officer, provides the board of directors with valuable operational, financial, and executive leadership skills. Her tenure and in-depth knowledge about our business make her exceptionally well qualified to serve as our director and our nominating and corporate governance committee chair.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2016 ANNUAL MEETING OF STOCKHOLDERS

Chris Bruzzo
Chris Bruzzo, age 44, has served as a director since July 2011. Since May 2013, Mr. Bruzzo has served as the senior vice president and general manager of Evolution Fresh, a subsidiary of Starbucks Corporation ("Starbucks"), a specialty coffee retailer. From June 2012 to May 2013, Mr. Bruzzo served as the senior vice president of channel brand management at Starbucks. From June 2011 to June 2012, he served as the senior vice president and chief marketing officer for Seattle's Best Coffee, a subsidiary of Starbucks. From June 2008 to July 2011, he served as vice president of global advertising & digital marketing at Starbucks. From January 2008 to May 2008, Mr. Bruzzo served as the chief technology officer and interim chief information officer at Starbucks and from January 2007 to January 2008, he served as the vice president of digital strategy at Starbucks. From July 2006 to October 2006, Mr. Bruzzo served as the vice president of marketing and public relations at Amazon.com, Inc. (“Amazon.com”), an online retailer. From July 2003 to February 2006, Mr. Bruzzo served in various roles at Amazon.com, including vice president of strategic communications, content and initiatives. Prior to Amazon.com, Mr. Bruzzo was an assistant vice president at Regence Blue Shield, an insurance company. Mr. Bruzzo is a member of our audit committee and compensation committee. Mr. Bruzzo has an extensive background in marketing and in building an iconic global brand. His expertise and perspective enrich the leadership of the board of directors as the Company continues to expand its brand globally. Further, Mr. Bruzzo's extensive expertise in social media provides the board of directors with valuable insights into the most effective ways to interact with customers.

Harvey Kanter
Harvey Kanter, age 52, has served as our chief executive officer, president and director since March 30, 2012. He has served as the chairman of our board of directors since January 1, 2014. He served as the chief executive officer and president of Moosejaw Mountaineering and Backcountry Travel, Inc., a leading multi-channel retailer of premium outdoor apparel and gear, from January 2009 to March 2012. From April 2003 to June 2008, Mr. Kanter served in various executive positions at Michaels Stores, Inc. (“Michaels”), a specialty retailer of arts and crafts, most recently serving as the executive vice president and managing director from March 2006 to June 2008. While at Michaels, Mr. Kanter also served as the president of Aaron Brothers, Inc., a division of Michaels, from April 2003 to March 2006. From October 1995 to March 2003, Mr. Kanter served in various management positions at Eddie Bauer, Inc. (“Eddie Bauer”), a premium outdoor retailer, including serving as the vice president and managing director of Eddie Bauer Home, a division of Eddie Bauer. Prior to Eddie Bauer, Mr. Kanter held positions at several other retailers, including Sears Roebuck Company, a multi-line retailer, and Broadway Stores, Inc. (known as Carter Hawley Hale Department Stores). As our chief executive officer, Mr. Kanter brings to our board of directors critical insights into our strategic opportunities and into our day-to-day operations, organizational development, and structure.

Leslie Lane
Leslie Lane, age 46, has served as a director since December 2008. Mr. Lane served as our lead independent director from February 2012 through January 2014.  Mr. Lane has served as an operating partner at Altamont Capital Partners ("Altamont"), a private equity company, since May 2011.   Since July 2013, he has served as the chief executive officer and a director of one of Altamont's portfolio companies, Dakine, Inc., an outdoor apparel and accessories company based in Oregon.  From June 2010 to April 2011, Mr. Lane served as the vice president and managing director of the Nike Foundation at Nike, Inc. (“Nike”), a designer, marketer and distributor of athletic footwear, apparel, equipment, and accessories. From October 2006 to June 2010, he served as vice president and general manager of Global Running for Nike. From March 2004 to October 2006, he served as the director of Nike Global Footwear finance and strategic planning and, from March 2003 to March 2004, he served as the director of Nike subsidiaries. From 1998 to 2002, Mr. Lane held various positions at Roll International Corporation, a private holding company, including serving as the chief operating officer of PomWonderful LLC, the chief financial officer of Paramount Citrus, and the vice president of strategy of Roll International Corporation. From 1990 to 1998, Mr. Lane was a consultant with Bain & Company, a management consulting firm.  Mr. Lane is a member of our compensation committee and nominating and corporate governance committee.  Mr. Lane has a strong background in building a customer-centric brand.  His experience provides the board of directors with valuable insights into strategic branding and marketing opportunities both domestically and internationally. Further, Mr. Lane's deep financial expertise and experience enriches the depth of the financial expertise on the board of directors.
INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq listing standards, a majority of the members of a listed company's board of directors must qualify as “independent,” as affirmatively determined by the board of directors. Our board of directors consults with our legal counsel to ensure that the board of directors' determinations are consistent with all relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq as in effect, from time to time.
Consistent with these considerations, after reviewing all relevant transactions and relationships between each director, or any of his or her family members, and us, our senior management and our independent registered public accounting firm, the board of directors affirmatively determined that the following eight directors are independent directors within the meaning of the applicable Nasdaq listing standards: Mr. Calrborg, Mr. Bruzzo, Mr. Howe, Mr. Lane, Ms. Meads, Mr. Potter, Mr. Scheid, and Ms. Taylor. In making this determination, the board of directors found that none of these directors had a material or other disqualifying relationship with us. Mr. Kanter is not independent by virtue of his employment with us.
THE BOARD OF DIRECTORS' ROLE IN RISK OVERSIGHT
There are risks inherent in every business and our board of directors has oversight over how we manage the risks associated with our business. Our board of directors has delegated to the audit committee the primary responsibility for the oversight of our risks. The audit committee chair reports to the full board of directors the process that the audit committee and management went through to fulfill its oversight responsibilities and the results from the process. The audit committee's charter provides, in relevant part, that it will review and discuss with management and with our independent registered public accounting firm, as appropriate, our guidelines and policies with respect to risk assessment and risk management, including our major financial risk exposures and the steps taken by management to monitor and control these exposures.
At least annually, the audit committee evaluates our risks and the management of our risks. In 2013, management presented to the audit committee the results of our enterprise risk management assessment. In connection with its review, the audit committee went through the risks identified by management, the process management used to identify and rate risks, the mitigation strategies for each of the material risks, and the relevant action items. The chair of the audit committee then reported to the board of directors the process that the audit committee and management went through and discussed the material findings from the review. The board of directors believes that the process that it goes through to oversee the management of risks allows it to understand the critical risks facing the business, evaluate our risk management process and ensure that the risk management process is functioning adequately, and foster a culture of risk awareness.
MEETINGS OF THE BOARD OF DIRECTORS
The board of directors met eight times during fiscal year 2013. Each board member attended 75% or more of the aggregate of the meetings of the board of directors and meetings of the committees on which he or she served, held during the period for which he or she was a director or committee member.
As required under applicable Nasdaq listing standards, in fiscal year 2013, our independent directors met at least four times in regularly scheduled executive sessions at which only independent directors were present. The lead independent director presided over the executive sessions. From February 2012 through January 2014, Mr. Lane served as the lead independent director. From January 2014 through the current date, Mr. Potter serves as our lead independent director. Persons interested in communicating with the independent directors with their concerns or issues may address correspondence to a particular director or to the independent directors generally, in care of Blue Nile's Corporate Secretary at 411 First Avenue South, Suite 700, Seattle, Washington 98104. If no particular director is named, letters will be forwarded, depending on the subject matter, to the chair of the audit committee, compensation committee or nominating and corporate governance committee, as applicable.
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
In April 2004, our board of directors documented the governance practices followed by us and our board of directors by adopting the Corporate Governance Policies (the “Governance Policies”). The Governance Policies provide the board of directors with the necessary authority to review and evaluate our business operations as needed, and they are designed to facilitate the board of directors' independent decision making authority. The Governance Policies are intended to align the interests of directors and management with those of our stockholders. The Governance Policies, among other things, set forth the practices the board of directors will follow with respect to the selection of directors, the independence of the directors, meetings of the board of directors, committees of the board of directors, and the responsibilities of the board of directors. The Governance Policies were adopted to, among other things, reflect changes to the Nasdaq listing standards and SEC rules adopted to implement provisions of the Sarbanes-Oxley Act of 2002. The Governance Policies of the board of directors, as well as the charters for each committee of the board of directors, may be viewed on our website at www.bluenile.com in the corporate governance section of our investor relations page.
Leadership Structure. The board of directors does not have a policy on whether the role of the chairman and chief executive officer should be separate. From our inception through February 2008, Mr. Vadon, our founder, was both chairman and chief executive officer. The role of the chairman and chief executive officer became separate in February 2008, when Mr. Vadon transitioned from our chief executive officer to our executive chairman. In 2011, Mr. Vadon transitioned from executive chairman to a non-employee chairman of the board of directors. On December 31, 2013, Mr. Vadon resigned as our chairman, and Mr. Kanter was appointed as our chairman. The board of directors believes that combining the chairman and chief executive officer position is currently the most effective leadership structure for us given Mr. Kanter’s deep understanding of the day-to-day operations of our business and the strategic opportunities for our business. In light of his combined role, he is positioned to help elevate the most critical issues to our board of directors for consideration. Mr. Kanter is not considered an independent director by virtue of his current role as chief executive officer. Likewise, Mr. Vadon was not considered an independent director by virtue of his prior employment with us. Our Governance Policies provide that to the extent that there is not an independent chairman, the board of directors will designate an independent director to serve as lead independent director. Mr. Lane served as our lead independent director from February 2012 through January 2014. The board of directors appointed Mr. Potter as our lead independent director in January 2014. Pursuant to our Governance Policies, except to the extent otherwise deemed appropriate by the board of directors, the lead independent director has the following responsibilities: (i) in conjunction with the chief executive officer, establish agendas for meetings of the independent directors, (ii) preside over the meetings of the independent directors, and (iii) coordinate the activities of the other independent directors and perform various other duties. Typically, there is a meeting of the independent directors in conjunction with every quarterly meeting of the board of directors and in 2013 each quarterly meeting of the board of directors included a non-management executive session. This allows the directors to speak candidly on any matter of interest without members of management present.
Committees. The board of directors has three standing committees: an audit committee, a compensation committee, and a nominating and corporate governance committee. The following table provides membership and meeting information for fiscal year 2013 for each of the committees of the board of directors:

Name	Audit	Compensation	Nominating and Corporate Governance
Mark Vadon, chairman
Leslie Lane (1)**		X	X
Chris Bruzzo	X	X
Eric Carlborg	X*
Mindy Meads(2)	X	X
Michael Potter(3)	X		X
Steve Scheid		X*
Mary Alice Taylor(4)			X*
Total meetings in fiscal year 2013	8	7	6

*	Committee chairperson

**	Lead independent director

(1)	Mr. Lane served as our lead independent director until January 2014, when Mr. Potter was appointed to that role.

(2)	Ms. Meads was appointed to the board of directors, the audit committee and the compensation committee effective May 2013.

(3)	Mr. Potter served on our compensation committee from May 2012 to May 2013.

(4)	Ms. Taylor served on our audit committee from 2003 to May 2013.

The following table provides membership information as of March 2014 for each of the committees of the board of directors:

Name	Audit	Compensation	Nominating and Corporate Governance
Harvey Kanter, chairman(1)
Michael Potter**(2)	X
Chris Bruzzo	X	X
Eric Carlborg(3)	X*
Scott Howe(4)	X		X
Leslie Lane(5)		X	X
Mindy Meads	X	X
Steve Scheid		X*
Mary Alice Taylor			X*
 *    Committee chairperson
 **    Lead independent director

(1)	Mr. Vadon resigned from the board of directors and his role as chairman of the board effective December 31, 2013. Mr. Kanter was appointed as chairman of the board of directors effective January 2014.

(2)
Mr. Potter was appointed as lead independent director effective January 2014. Mr. Potter served on our compensation committee from May 2012 to May 2013 and served on the nominating and corporate governance committee from February 2012 through February 2014.

(3)
Following the end of Mr. Carlborg's term on the board of directors, Mr. Potter will be appointed audit committee chair. Mr. Carlborg's term expires on May 22, 2014, and he has decided not to stand for re-election at the Annual Meeting.

(4)	Mr. Howe was appointed to the board of directors effective January 2014. In February 2014, he was appointed to serve on our audit and nominating and corporate governance committees.

(5)	Mr. Lane served as our lead independent director from February 2012 through January 2014.
Below is a description of each committee of the board of directors. Each committee has authority to engage legal counsel or other experts or consultants, as it deems appropriate, to carry out its responsibilities. The board of directors has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and that each member is free of any relationship that would interfere with his or her individual exercise of independent judgment with regard to us.
AUDIT COMMITTEE
The audit committee of the board of directors oversees our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the audit committee performs functions, including, among other things:

•	evaluating the performance of and assessing the qualifications of the independent registered public accounting firm;

•	determining and approving the engagement of the independent registered public accounting firm;

•
reviewing all relationships between the prospective auditors, or their affiliates and us, or persons in financial oversight roles with us, that may reasonably be thought to bear on independence, and to discuss with the prospective auditors the potential effects of such relationships on the independence of the prospective auditors;

•	determining whether to retain or terminate the existing independent registered public accounting firm or to appoint and engage a new independent registered public accounting firm;

•	evaluating the systems of internal control over financial reports;

•	reviewing and approving the retention of the independent registered public accounting firm to perform any proposed permissible non-audit services;

•	monitoring the rotation of partners of the independent registered public accounting firm on our audit engagement team as required by law;

•	reviewing and approving or rejecting transactions between us and any related parties;

•	conferring with management and the independent registered public accounting firm regarding the effectiveness of our internal controls over financial reporting;

•
establishing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•
reviewing our annual audited financial statements and quarterly financial statements with management and the independent registered public accounting firm, including reviewing our disclosures under “Management's Discussion and Analysis of Financial Condition and Results of Operations.”

The audit committee is composed of five directors. For the first part of 2013, the members of the audit committee were Mr. Carlborg (chair), Mr. Bruzzo, Mr. Potter, and Ms. Taylor. In May of 2013, the board of directors appointed Ms. Meads to the audit committee, and Ms. Taylor stepped off of the audit committee. In February 2014, the board of directors appointed Mr. Howe to the audit committee. The audit committee met eight times during fiscal year 2013. The audit committee has adopted a written charter that is available at http://investor.bluenile.com. Following the expiration of Mr. Carlborg's term on the board of directors, the audit committee will be composed of four directors.
Our board of directors annually reviews the Nasdaq listing standards definition of independence for audit committee members and has determined that all members of our audit committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The board of directors has also determined that each of Mr. Carlborg, Mr. Howe, Ms. Meads, and Mr. Potter qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. In making this determination, the board of directors made a qualitative assessment of Mr. Carlborg’s, Mr. Howe’s, Ms. Meads’, and Mr. Potter’s level of knowledge and experience based on a number of factors, including their respective formal education, experience, business acumen, and independence.

AUDIT COMMITTEE REPORT(1)
The audit committee reviewed and discussed the audited financial statements for fiscal year 2013 with management of Blue Nile. The audit committee has also discussed with Blue Nile's independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The audit committee has also received the written disclosures and the letter from Blue Nile's independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and has discussed with Blue Nile's independent registered public accounting firm's independence. Based on the foregoing, the audit committee has recommended to the board of directors that the audited financial statements be included in Blue Nile's Annual Report on Form 10-K for the fiscal year ended December 29, 2013.
Date: April 11, 2014

Respectfully submitted, Eric Carlborg, Chairman Michael Potter Chris Bruzzo Scott Howe Mindy Meads

(1)
The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, and is not to be incorporated by reference into any filing of Blue Nile under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

COMPENSATION COMMITTEE
The compensation committee is composed of four directors. For the first part of 2013, the members of the compensation committee were Mr. Scheid (chair), Mr. Bruzzo, Mr. Potter, and Mr. Lane. In May of 2013, the board of directors appointed Ms. Meads to the compensation committee and Mr. Potter stepped off of the compensation committee. The compensation committee met seven times during fiscal year 2013. Our board of directors has determined that all of the members of the compensation committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The compensation committee has adopted a written compensation committee charter that is available at http://investor.bluenile.com.
The compensation committee acts on behalf of the board of directors to review, adopt, and oversee our compensation strategy, policies, plans, and programs, including:

•
review and approval of corporate performance goals and objectives relevant to the compensation of our executive officers and other senior management and evaluation of performance in light of these objectives;

•	review and approval of the compensation and other terms of employment of our executive officers and other senior management; and

•	administration of our equity compensation plans, incentive compensation plans, and other similar plans.
Each year, the compensation committee reviews with management our Compensation Discussion and Analysis and considers whether to recommend that it be included in proxy statements and other filings.
The agenda for each compensation committee meeting is generally developed by the chair of the compensation committee, in consultation with the chief executive officer, the chief financial officer, the director of human resources, and the general counsel, as appropriate. The compensation committee meets regularly in executive session. From time to time, various members of management as well as outside advisors or consultants may be invited by the compensation committee to make presentations, provide financial or other background information or advice, or otherwise participate in the compensation committee meetings. The charter of the compensation committee grants the compensation committee full access to all of our books, records, facilities and personnel, as well as authority to obtain, at our expense, advice and assistance from internal and external legal, human resources, accounting, or other advisors and consultants and other external resources that the compensation committee considers necessary or appropriate in the performance of its duties. In particular, the compensation committee has the sole authority to retain compensation consultants to assist it in its evaluation of executive and director compensation, including the authority to approve the consultant's reasonable fees and other retention terms.
Under its charter, the compensation committee may form, and delegate authority to, subcommittees, as appropriate. In 2004, the compensation committee formed the stock award committee. Three executives compose the stock award committee: our chief executive officer, chief financial officer, and general counsel. The compensation committee delegated authority to the stock award committee to grant equity awards to newly hired non-executive employees and merit awards to existing non-executive employees at such times as are specifically authorized within ranges approved by the compensation committee. The purpose of this delegation of authority is to enhance the flexibility of our equity administration and to facilitate the timely grant of equity to non-executive employees within specified limits approved by the compensation committee.
Compensation Committee Interlocks and Insider Participation
None of the compensation committee's members has at any time been an officer or employee of Blue Nile. None of our executive officers serve, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that at the same time has or had one or more of its executive officers serving on our board of directors or compensation committee. None of the compensation committee's members is or was a participant in a “related person transaction” in the past fiscal year (see “Transactions with Related Persons” included herein for a description of our policy on related person transactions). In 2013, the compensation committee engaged Milliman, Inc., an independent compensation consultant. Milliman nor any other compensation consultants played a role in determining the 2013 compensation of our directors or executives.
NOMINATING AND CORPORATE GOVERNANCE COMMITTEE
The nominating and corporate governance committee of the board of directors is responsible for, among other things:

•	identifying, reviewing and evaluating candidates to serve as directors;

•	recommending candidates to the board of directors for election to the board of directors;

•	reviewing and evaluating incumbent directors;

•	considering recommended director nominees and proposals submitted by stockholders;

•	establishing policies and procedures to facilitate stockholder communications with the board of directors;

•	evaluating the performance, authority, operations, charter, and composition of each standing committee and the performance of each committee member and recommending changes, as it deems appropriate;

•	developing and periodically reviewing a management succession plan;

•	establishing and carrying-out a process for the periodic review of the performance of the board of directors and its committees and management;

•	assessing the independence of directors;

•	evaluating the need for a plan or program for the continuing education of directors;

•	reviewing significant regulatory, legal or other initiatives and matters that may materially impact us;

•	developing and reviewing our corporate governance principles;

•	evaluating our directors and officers liability insurance; and

•	overseeing our policies and practices regarding philanthropic and political activities.
Three directors compose the nominating and corporate governance committee: Ms. Taylor (chair), Mr. Lane and Mr. Howe. Mr. Potter served on the nominating and corporate governance committee from February 2012 until February 2014. Our board of directors has determined that all of the members of the nominating and corporate governance committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). The nominating and corporate governance committee met six times during fiscal year 2013. The nominating and corporate governance committee has adopted a written charter that is available at http://investor.bluenile.com.
Criteria for Nominees. The nominating and corporate governance committee reviews the experience and characteristics appropriate for members of the board of directors and director nominees in light of the board of directors' composition at the time, and skills and expertise needed at the board of directors and committee levels. The nominating and corporate governance committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to our affairs, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the nominating and corporate governance committee retains the right to modify these qualifications from time to time. In the case of incumbent directors whose terms of office are set to expire, the nominating and corporate governance committee reviews such directors' overall service to us during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair such directors' independence. In the case of new director candidates, the nominating and corporate governance committee also determines whether the nominee must be “independent” under Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The nominating and corporate governance committee uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The nominating and corporate governance committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible nominees after considering the function and needs of the board of directors. The nominating and corporate governance committee meets to discuss and consider the nominees and then selects a nominee or nominees for recommendation to the board of directors by majority vote.
In 2013, we paid fees to a third party agency to assist us in the process of identifying and evaluating potential director nominees. This third party agency assisted our nominating and corporate governance committee in identifying Ms. Meads and Mr. Howe as potential director nominees for our board of directors. Prior to 2013, we had not paid any third party to assist us in identifying or evaluating director nominees. The nominating and corporate governance committee did not receive a timely recommendation for a director nominee for election at the Annual Meeting from a stockholder or stockholders holding more than 5% of our voting stock.
The nominating and corporate governance committee will consider properly submitted director nominees recommended by stockholders. The nominating and corporate governance committee does not intend to alter the manner in which it evaluates nominees based on whether or not the nominee was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the nominating and corporate governance committee to become nominees for election to the board of directors may do so by delivering a written recommendation to the nominating and corporate governance committee at the following address: 411 First Avenue South, Suite 700, Seattle, Washington 98104, Attention: Corporate Secretary, at least 120 days prior to the anniversary date of the mailing of our proxy statement for the last annual meeting of stockholders. Our bylaws contain other specific requirements to properly submit a director nomination to our stockholders. A recommendation of a nominee to the nominating and corporate governance committee shall not be deemed to satisfy the nomination requirements set forth in our bylaws.
Diversity. While the nominating and corporate governance committee does not have a formal diversity policy for board membership, the committee seeks directors who represent a mix of backgrounds and experiences that will enhance the quality of the board's deliberations and decisions. The nominating and corporate governance committee identifies qualified potential candidates without regard to any candidate's race, color, disability, gender, national origin, religion or creed. As part of the process of identifying candidates, the nominating and corporate governance committee evaluates how a particular candidate would strengthen and increase the diversity of the board in terms of that candidate's possible contribution to the board of directors' overall balance of perspectives, backgrounds, knowledge, experience, skill sets, and expertise in substantive matters pertaining to our business.
STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS
Our board of directors has adopted a formal process by which stockholders may communicate with the board of directors or any of our individual directors. Stockholders who wish to communicate with the board of directors may do so by sending written communications addressed to the Corporate Secretary of Blue Nile at 411 First Avenue South, Suite 700, Seattle, Washington 98104. All communications will be compiled by our Corporate Secretary and submitted to the board of directors or the individual directors, as applicable, on a periodic basis.
CODE OF ETHICS
We have adopted the Blue Nile, Inc. Code of Ethics that applies to all officers, directors and employees, including our chief executive officer, chief financial officer, controller, and persons performing similar functions. The Code of Ethics is available on our website at http://investor.bluenile.com/governance.cfm. If we make any substantive amendments to the Code of Ethics or grant any waiver from a provision of the Code of Ethics to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website and file a Current Report on Form 8-K to the extent required by law and the Nasdaq listing standards.

PROPOSAL 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The audit committee of the board of directors has selected Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year ending January 4, 2015 and has further directed that management submit the selection of the independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Deloitte & Touche LLP has served as our independent registered public accounting firm since 2006. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither our bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm. The audit committee, however, is submitting the selection of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the audit committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the audit committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in best interest of our stockholders.
The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Deloitte & Touche LLP. Abstentions will have the same effect as a vote against this proposal.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to us for the fiscal years ended December 30, 2012 and December 29, 2013 by Deloitte & Touche LLP, our principal accountant for each of these fiscal years. All fees described below were approved by the audit committee.

	Fiscal Year Ended
	December 30, 2012	December 29, 2013
Audit Fees (1)	$619,400	$640,000
Audit-related Fees	—	—
Tax Fees (2)	30,700	39,429
All Other Fees (3)	2,409	2,409

Total Fees	$652,509	$681,838

(1)
Audit fees consist of fees billed by Deloitte & Touche LLP for (a) the audit of our annual financial statements included in our 2013 Annual Report on Form 10-K and review of financial statements included in our Quarterly Reports on Form 10-Q; (b) the audit of our internal control over financial reporting with the objective of obtaining reasonable assurance about whether effective internal control over financial reporting was maintained in all material aspects; (c) services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements.

(2)
Tax fees in fiscal 2013 relate to 2012 federal, state, and foreign tax return preparation as well as consultation regarding certain tax matters. Tax fees in fiscal 2012 relate to 2011 federal, state and foreign tax return preparation.

(3)	Other fees billed consist of a subscription to an online technical accounting research tool.
Pre-Approval Policies and Procedures

The audit committee has adopted policies and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm. These policies generally provide for the pre-approval of specified services in the defined categories of audit services, audit-related services, and tax services up to specified amounts. Pre-approval may also be given as part of the audit committee's approval of the scope of the engagement of the independent registered public accounting firm or on an individual explicit case-by-case basis before the independent registered public accounting firm is engaged to provide each service. The pre-approval of services may be delegated to one or more of the audit committee's members, but the decision must be reported to and ratified by the full audit committee at its next scheduled meeting. As such, the engagement of Deloitte & Touche LLP to render all of the services described in the categories above was approved by the audit committee in advance of rendering those services or approved by a delegate and subsequently ratified by the audit committee at its next scheduled meeting.

The audit committee has determined that the rendering of services other than audit services by Deloitte & Touche LLP is compatible with maintaining the principal accountant's independence.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 2.

EQUITY COMPENSATION PLAN INFORMATION
We currently maintain two compensation plans that provide for the issuance of our common stock to officers and other employees, directors and consultants, our 2004 Employee Stock Purchase Plan and our 2013 Equity Incentive Plan (which is a successor plan to our 1999 Equity Incentive Plan, our 2004 Equity Incentive Plan, and our 2004 Non-Employee Directors' Stock Option Plan). Each of these plans has been approved by our stockholders. The following table summarizes our equity compensation plan information as of December 29, 2013:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column a) (c)
Equity compensation plans approved by stockholders(4)	1,580,228(1)	41.92(3)	2,014,962(2)
Equity compensation plans not approved by stockholders	—	—	—
Total	1,580,228(1)	41.92(3)	2,014,962(2)

(1)
Includes 20,160 shares of common stock issuable under the 1999 Equity Incentive Plan, 1,410,899 shares of common stock issuable under the 2004 Plan, 131,813 shares of common stock issuable under the 2004 Non-Employee Director Plan, 0 shares of common stock under the 2004 Employee Stock Purchase Plan, and 17,356 shares of common stock under the 2013 Equity Incentive Plan.

(2)
On May 21, 2013, our stockholders approved the 2013 Equity Incentive Plan effective as of such date. Any equity compensation that would have been granted under the 2004 Non-Employee Director Plan, or under the 2004 Equity Incentive Plan is now granted under the 2013 Equity Incentive Plan. As of December 29, 2013, there were 1,014,962 shares of common stock reserved for future grants under the 2013 Equity Incentive Plan and 1,000,000 shares were available for grant under the 2004 Employee Stock Purchase Plan.

(3)	Calculation excludes shares subject to restricted stock unit awards.

(4)
Our 2013 Equity Incentive Plan was approved by our stockholders at the 2013 Annual Meeting. Additionally, our prior equity compensation plans were approved by our stockholders prior to our initial public offering in May 2004 and the 2004 Equity Incentive Plan was approved again by stockholders at the 2008 Annual Meeting to meet the requirements of Section 162(m) of the Code.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of March 7, 2014, except as otherwise indicated, by (i) each director and nominee for director, (ii) each of our named executive officers (as defined herein), (iii) all of our current executive officers, directors and nominees for director as a group, and (iv) all those known by us to be beneficial owners of more than five percent of our common stock. Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Blue Nile, Inc., 411 First Avenue South, Suite 700, Seattle, Washington 98104.

	Beneficial Ownership
Beneficial Owner(1)	Number of Shares		Percent of Total(2)
T. Rowe Price Associates, Inc.	2,188,059	(3)	17.2%
100 E. Pratt Street, Baltimore, MD 21202
Wasatch Advisors, Inc.	2,026,875	(4)	15.9%
505 Wakara Way, Salt Lake City, UT 84108
Morgan Stanley	1,542,228	(5)	12.1%
1585 Broadway, New York, NY 10036
BlackRock, Inc.	1,276,920	(6)	10.0%
40 East 52nd Street, New York, NY 10022
The Vanguard Group, Inc.	829,697	(7)	6.5%
100 Vanguard Blvd., Malvern, PA 19355
JPMorgan Chase & Co.	773,096	(8)	6.1%
270 Park Ave New York, NY 10017
Manulife Financial Corporation	632,425	(9)	5.0%
200 Bloor Street East, Toronto, Ontario Canada M4W 1E5

Officers and Directors

Harvey Kanter	90,287	(10)	*
David Binder	32,916	(11)	*
Julie Yoakum	23,222	(12)	*
Dwight Gaston	160,603	(13)	1.2%
Vijay Talwar	58,478	(14)	*
Mary Alice Taylor	45,723	(15)	*
Eric Carlborg	23,115	(16)	*
Leslie Lane	27,086	(17)	*
Mindy Meads	3,632	(18)	*
Michael Potter	31,822	(19)	*
Steve Scheid	32,998	(20)	*
Christopher Bruzzo	18,253	(21)	*
Scott Howe	426	(22)	*
All current executive officers and directors as a group (15 persons)	700,086	(23)	5.2%

*	Less than one percent.

(1)
Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

(2)
Applicable percentages are based on 12,726,391 shares outstanding on March 7, 2014, provided that any additional shares of common stock that a stockholder has the right to acquire within 60 days after March 7, 2014 are deemed to be outstanding for the purpose of calculating that stockholder’s beneficial ownership percentage, but are not deemed outstanding for computing the ownership percentage of any other person other than the executive officers and directors as a group.

(3)
This information is as of December 31, 2013 and is based solely on information reported on a Schedule 13G filed on February 11, 2014 on behalf of T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. According to the report, T. Rowe Price Associates, Inc. beneficially owns an aggregate of 2,188,059 shares and T. Rowe Price New Horizons Fund, Inc. beneficially owns an aggregate of 1,765,988 shares. T. Rowe Price Associates, Inc. has sole voting power with respect to 413,971 shares and sole dispositive power with respect to 2,188,059 shares. T. Rowe Price New Horizons Fund, Inc. has sole voting power with respect to 1,765,988 shares and sole dispositive power with respect to 0 shares.

(4)
This information is as of December 31, 2013 and is based solely on information reported on a Schedule 13G filed on February 13, 2014 on behalf of Wasatch Advisors, Inc. According to the report, Wasatch Advisors, Inc. beneficially owns an aggregate of 2,026,875 shares. Wasatch Advisors, Inc. has sole voting and dispositive power with respect 2,026,875 shares.

(5)
This information is as of December 31, 2013 and is based solely on information reported on a Schedule 13G filed on February 11, 2014 on behalf of Morgan Stanley and Morgan Stanley Investment Management Inc. Morgan Stanley Investment Management, Inc. is a wholly-owned subsidiary of Morgan Stanley. According to the report, Morgan Stanley beneficially owns an aggregate of 1,542,228 shares and has sole voting and dispositive power with respect to 1,542,228 shares. Morgan Stanley Investment Management, Inc. beneficially owns an aggregate of 1,542,228 shares and has sole voting and dispositive power with respect to 1,542,228 shares.

(6)
This information is as of December 31, 2013 and is based solely on information reported on a Schedule 13G filed on January 31, 2014 on behalf of BlackRock, Inc. According to the report, BlackRock, Inc. beneficially owns an aggregate of 1,276,920 shares. BlackRock, Inc. has sole voting with repect to 1,230,998 shares and sole dispositive power with respect to 1,276,920 shares.

(7)
This information is as of December 31, 2013 and is based solely on information reported on a Schedule 13G filed on February 11, 2014 on behalf of The Vanguard Group. According to the report, The Vanguard Group beneficially owns an aggregate of 829,697 shares. The Vanguard Group has sole voting power with respect to 18,290 shares and sole dispositive power with respect to 812,007 shares. The Vanguard Group has shared dispositive power with respect to 17,690 shares.

(8)
This information is as of December 31, 2013 and is based solely on information reported on a Schedule 13G filed on January 24, 2014 on behalf of JPMorgan Chase &Co. According to the report, JPMorgan Chase & Co. beneficially owns an aggregate of 773,096 shares. JPMorgan Chase & Co. has sole voting power with respect to 736,450 shares and sole dispositive power with respect to 773,094 shares. JPMorgan Chase & Co. has shared voting and dispositive power with respect to 2 shares.

(9)
This information is as of December 31, 2013 and is based solely on information reported on a Schedule 13G filed on February 13, 2014 on behalf of Manulife Financial Corporation (“MFC”), Manulife Asset Management (US), LLC (“MAM (US)”), and Manulife Asset Management (North America) Limited (“MAM (NA)”). According to the report, MFC does not beneficially own shares except through its indirect, wholly-owned subsidiaries. MAM (US) beneficially owns an aggregate of 628,622 shares and MAM (NA) beneficially owns an aggregate of 3,803 shares. MAM (US) and MAM (NA) each has sole voting and dispositive power with respect to the shares beneficially owned by each of them.

(10)	Includes 87,162 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2014 and no RSUs subject to release within 60 days of March 7, 2014.

(11)	Includes 31,166 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2014 and no RSUs subject to release within 60 days of March 7, 2014.

(12)	Includes 21,847 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2014 and no RSUs subject to release within 60 days of March 7, 2014.

(13)	Includes 159,228 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2014 and no RSUs subject to release within 60 days of March 7, 2014.

(14)
Mr. Talwar terminated his employment with the Company on February 5, 2014. This includes 58,478 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2014 and no RSUs subject to release within 60 days of March 7, 2014.

(15)	Includes 33,452 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2014 and no RSUs subject to release within 60 days of March 7, 2014.

(16)	Includes 20,765 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2014 and no RSUs subject to release within 60 days of March 7, 2014.

(17)	Includes 20,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2014 and no RSUs subject to release within 60 days of March 7, 2014.

(18)	Includes 3,038 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2014 and no RSUs subject to release within 60 days of March 7, 2014.

(19)	Includes 25,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2014 and no RSUs subject to release within 60 days of March 7, 2014.

(20)	Includes 25,500 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2014 and no RSUs subject to release within 60 days of March 7, 2014.

(21)	Includes 15,927 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2014 and no RSUs subject to release within 60 days of March 7, 2014.

(22)	Includes no shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 7, 2014 and 132 RSUs subject to release within 60 days of March 7, 2014.

(23)
Includes shares held by our current executive officers and our board of directors, including the shares described in notes (10) through (22) above. The two executive officers who are not named executive officer held 151,525 shares owned and shares issuable pursuant to options that are exercisable within 60 days of March 7, 2014 and no RSUs subject to release within 60 days of March 7, 2014.

SECTION 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulation to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 29, 2013, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

PROPOSAL 3
ADVISORY VOTE APPROVING EXECUTIVE COMPENSATION

Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are asking our stockholders to vote, on an advisory basis, to approve the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. At our 2011 Annual Meeting of Stockholders, our stockholders indicated their preference that we solicit a “say-on-pay vote” every year. The board of directors has adopted a policy that is consistent with that preference.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation program is designed to attract, motivate and retain our named executive officers, who are critical to our success. We urge our stockholders to read the “Compensation Discussion and Analysis” and the tables and narrative that follow for additional details about our executive compensation program, including information about the fiscal year 2013 compensation paid to our named executive officers. We believe that our executive compensation program is reasonable, competitive, and strongly focused on pay-for-performance principles. The compensation committee measures performance and sets goals and objectives on the basis of financial and individual results that it believes will position us for long-term sustainable success.

The compensation committee regularly reviews the compensation program for our executives to ensure they achieve the desired goals of aligning our executive compensation structure with our stockholders' interests and current market practices. We believe that our executive compensation program appropriately aligns pay and performance and enables us to attract and retain talented executives.
Advisory Vote and Board Recommendation. We request stockholder approval of the 2013 compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules (which disclosure includes the “Compensation Discussion and Analysis,” the compensation tables, and the narrative disclosures that accompany the compensation tables within this proxy statement). This vote is not intended to address any specific element of compensation, but rather the overall compensation of our named executive officers and the compensation philosophy, policies and practices described in this proxy statement.
Accordingly, we ask that you vote “FOR” the following resolution at this meeting:
“RESOLVED, that the stockholders of Blue Nile, Inc. approve, on an advisory basis, the compensation of the named executive officers, as disclosed in Blue Nile's proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2013 Summary Compensation Table, and the other related tables and disclosure within this proxy statement.”
To be approved, the compensation of our named executive officers must receive “For” votes from the holders of a majority of our shares present and entitled to vote either in person or by proxy. You may vote “For,” “Against,” or “Abstain” from the proposal to approve the compensation of our named executive officers. As an advisory vote, the outcome of the vote on this proposal is not binding upon us. However, our compensation committee, which is responsible for designing and administering our executive compensation program, values the opinions expressed by our stockholders in their vote on this proposal and will consider the outcome of this vote when making future compensation decisions for our named executive officers.
THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
A VOTE OF “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS (PROPOSAL 3).

EXECUTIVE OFFICERS

Set forth below is the name, age, position and a brief summary of the business experience of each of our executive officers as of March 7, 2014.

Name	Age	Position
Harvey Kanter	52	Chairman of the Board of Directors, Chief Executive Officer and President
David Binder	44	Executive Vice President, Chief Administrative Officer, and Chief Financial Officer
Julie Yoakum	54	Chief Merchandising Officer
Lauren Neiswender	41	General Counsel and Corporate Secretary
Jon Sainsbury	35	Vice President of Marketing and Head of Strategy

Harvey Kanter has served as our chief executive officer, president and director since March 30, 2012. He has served as the chairman of our board of directors since January 1, 2014. He served as the chief executive officer and president of Moosejaw Mountaineering and Backcountry Travel, Inc., a leading multi-channel retailer of premium outdoor apparel and gear, January 2009 to March 2012. From April 2003 to June 2008, Mr. Kanter served in various executive positions at Michaels Stores, Inc. (“Michaels”), a specialty retailer of arts and crafts, most recently serving as the executive vice president and managing director from March 2006 to June 2008. While at Michaels, Mr. Kanter also served as the president of Aaron Brothers, Inc., a division of Michaels, from April 2003 to March 2006. From October 1995 to March 2003, Mr. Kanter served in various management positions at Eddie Bauer, Inc. (“Eddie Bauer”), a premium outdoor retailer, including serving as the vice president and managing director of Eddie Bauer Home, a division of Eddie Bauer. Prior to Eddie Bauer, Mr. Kanter held positions at several other retailers, including Sears Roebuck Company, a multi-line retailer, and Broadway Stores, Inc. (known as Carter Hawley Hale Department Stores).
David Binder has served as our executive vice president, chief administrative officer, and chief financial officer since February 2014. From August 2011 to February 2014, he served as our chief financial officer. From January 2008 to July 2011, Mr. Binder served as chief financial officer and treasurer of Infospace, Inc., an online search and e-commerce company. From October 2004 to December 2007, Mr. Binder was the vice president of finance at Infospace. From November 2001 to October 2004, Mr. Binder was the senior director of business development at Drugstore.com, Inc., an online drugstore. Prior to Drugstore.com, Inc., Mr. Binder served as the director of financial planning and analysis at Edge2net Inc., a VOIP telecommunications provider; the director of finance at HomeGrocer.com, Inc., an e-commerce retailer; and the director of planning, strategy, and competitive analysis at AT&T Wireless, a wireless telecommunications business.
Julie Yoakum has served as our chief merchandising officer since June 2012. Prior to joining us, Ms. Yoakum served as account service director at Hornall Anderson, a branding, strategy, and interactive design agency, from March 2008 to June 2012. From October 1995 to June 2000, Ms. Yoakum worked in various roles at Eddie Bauer, Inc., a premium outdoor retailer, most recently serving as the executive vice president of merchandising, product development and sourcing from June 1997 to June 2000.
Lauren Neiswender has served as our general counsel and ethics compliance officer since October 2004 and has served as our corporate secretary since February 2010. Prior to joining us, Ms. Neiswender was an attorney at Wilson Sonsini Goodrich & Rosati, PC.
Jon Sainsbury was appointed as our vice president of marketing and head of strategy on February 4, 2013. He has served as our vice president of marketing since June 2008. From January 2007 to June 2008, Mr. Sainsbury served as our director of marketing and from September 2006 to January 2007, he served as our senior marketing manager. From March 2006 to September 2006, Mr. Sainsbury served as our search marketing manager and from October 2004 to March 2006, he served as our international program manager. From September 2002 to October 2004, Mr. Sainsbury served as our senior marketing analyst. Prior to joining us, Mr. Sainsbury was an associate consultant with Bain & Company, a management consulting firm.

Our executive officers are appointed by our board of directors and serve until their successors are elected or appointed. There are no family relationships among any of our directors or executive officers. In January 2014, Dwight Gaston announced his intention to transition from the Company on or about July 2, 2014. Mr. Gaston is currently focusing on transitioning his responsibilities and is no longer responsible for policy-making decisions for the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) explains our compensation philosophy, policies, and practices for the following executives, who are referred to in this CD&A and in the tables that follow as our “named executive officers”:

•	Harvey Kanter, our chairman, chief executive officer, and president;

•	David Binder, our executive vice president, chief administrative officer, and chief financial officer;

•	Julie Yoakum, our chief merchandising officer;

•	Dwight Gaston, our former senior vice president of operations (transitioning out of the Company on or about July 2, 2014); and

•	Vijay Talwar, our former general manager and president of international (employment ended on February 5, 2014).

2013 Executive Summary

2013 Business Highlights

•	For fiscal year 2013, we reported net sales of $450.0 million compared to $400.0 million for fiscal year 2012, an increase of 12.5%, our second consecutive year of double digit growth.

•
Net income for fiscal year 2013 was $10.9 million compared to $8.4 million for fiscal year 2012. Non-GAAP adjusted EBITDA(2) for fiscal year 2013 was $22.4 million compared to $20.6 million for fiscal year 2012.

•
Earnings per diluted share totaled $0.85 for fiscal year 2013 compared to earnings per diluted share of $0.63 for fiscal year 2012. Operating income for fiscal year 2013 was $14.3 million compared to $12.3 million for fiscal year 2012.

•
Net cash provided by operating activities totaled $23.4 million for fiscal year 2013 compared to $34.4 million for fiscal year 2012. Non-GAAP free cash flow(1) for fiscal year 2013 was $17.9 million compared to $31.9 million for fiscal year 2012.

•	Net income for fiscal year 2013 included an income tax benefit of $1.1 million, or $0.08 per diluted share, resulting from certain discrete tax items.

•	In 2013, we repurchased approximately 299,240 shares of our common stock for a total of $10.4 million.

1 We define non-GAAP free cash flow as net cash provided by (used in) operating activities less cash outflows for purchases of fixed assets, including internal use software and website development. A reconciliation of this non-GAAP measure can be found in the exhibit to our Current Report on Form 8-K furnished to the SEC on February 6, 2014.
2   We define non-GAAP adjusted EBITDA as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. A reconciliation of this non-GAAP measure can be found in the exhibit to our Current Report on Form 8-K furnished to the SEC on February 6, 2014.

2013 Compensation Highlights

•
In February 2013, our compensation committee reviewed executive compensation and made relatively minor adjustments to the base salaries and bonuses as a percent of target total compensation for our named executive officers.

•
The compensation committee awarded equity grants in February 2013, as further detailed below, to each of our named executive officers, reflecting the compensation committee’s continued belief that equity should be a substantial portion of each named executive officer’s compensation package. The compensation committee awarded the value of the equity half in the form of restricted stock units and half in the form of stock options.

•
Mr. Kanter’s at-risk, performance-based compensation represented approximately 64% of his 2013 target total direct compensation ("TDC"). The total at-risk, performance-based compensation for Mr. Binder was 67% of his target TDC; 63% for Ms. Yoakum; 63% for Mr. Gaston; and 62% for Mr. Talwar.

•
Based on our 2013 corporate financial results and his individual performance, our compensation committee awarded our chief executive officer approximately 27.5% of his target bonus award, and granted our other named executive officers on average 26.7% of their target bonus awards.

The table below illustrates the components of compensation and the percent of that compensation that is at-risk, performance-based compensation for each named executive officer:

	Base Salary Paid in 2013	2013 Target Bonus	Relocation	2013 Equity Award Value	% of TDC at-risk (target bonus + equity)
	($)	($)	($)	($)
Mr. Kanter	670,077	502,500	58,589	782,142	64%
Mr. Binder	273,558	107,843	—	438,095	67%
Ms. Yoakum	275,652	109,620	—	361,940	63%
Mr. Gaston	270,946	106,090	—	361,940	63%
Mr. Talwar	293,611	111,240	—	361,940	62%

Important Principles of our Executive Compensation Program.

•
Offer Letters. Although we typically sign a standard letter arrangement with an executive officer upon hire, all of our executives are “at will” employees and these letters do not provide for guaranteed annual equity grants, guaranteed increases to salaries, or guaranteed annual incentive bonuses.

•
Emphasis on Variable Compensation.    Our executive compensation is weighted toward at-risk, performance-based compensation in the form of an incentive cash bonus opportunity that is based on the achievement of specified financial results and personal objectives, and an equity compensation opportunity in the form of stock options and restricted stock units.

•
Emphasis on Pay for Performance.    Based on pre-established financial and personal performance objectives, the compensation committee awarded the named executive officers on average 27% of their target bonus awards in 2013.

•	No Stock-Option Repricing. Since going public in 2004, we have not repriced any underwater stock options.

•
Change of Control Benefits.    Other than for our chief executive officer, none of our named executive officers are entitled to change of control benefits, unless there is: (1) a change of control and (2) the executive is terminated without cause or resigns for good reason following a change in control (commonly referred to as double-trigger change in control benefits). None of the cash benefits payable to our named executive officers upon a double-trigger change of control event exceed one times base salary and annual bonus. Pursuant to the terms of Mr. Kanter’s offer letter entered into in March 2012, Mr. Kanter may also be entitled to single-trigger benefit payment of one times his then current base salary and a cash payment equal to the applicable COBRA premiums for up to 12 months in the event of a termination without cause prior to a change in control.

•	No Tax Gross-Ups. We do not offer tax gross-up to any of our named executive officers.

•
Perquisites.    We do not typically provide any special executive perquisites. As our compensation committee deems appropriate, we occasionally pay the relocation expenses for key employees. We also provide some minimal perquisites that we broadly provide to all of our full-time regular employees, such as an annual $720 transportation allowance and a merchandise discount.

•
Policy Against Speculative Trading.    We maintain a “no-hedging” policy in our insider trading policy that prohibits all of our directors, officers and employees from hedging their economic interest in the shares of our stock they hold.

•
Independent Compensation Consultant.    Our compensation committee engages its own independent compensation consultant from time to time as it determines appropriate, and this consultant does not provide any services to management.

•	Risk Analysis. We believe the structure of our executive compensation program minimizes the risk of inappropriate risk-taking by our executives.

Philosophy and Objectives of Our Compensation Program

Philosophy. We try to establish a high performing environment whereby each executive continually strives for excellence, and we believe such excellence should be rewarded through responsible compensation practices. We seek to attract and retain executives who are passionate about building an iconic consumer brand. As part of our compensation philosophy, our executive compensation packages are designed with a focus on pay-for-performance. The compensation committee believes that our most senior executives have the greatest ability to influence our performance and therefore their compensation should primarily be performance-based to reinforce the alignment of interests between the executives and our stockholders.

Compensation Objectives. With the philosophy set forth above in mind, our executive compensation package is designed to achieve the following key objectives:

•	Attract and Retain. Attract and retain top talent whose knowledge, skills, experience, and performance help us to achieve our business goals;

•
Motivate and Reward. Motivate executives to perform with excellence and reward them when they achieve key short- and long-term goals that create stockholder value and position us for sustainable long-term success; and

•	Align Interests with Stockholders. Align executive interests with those of our stockholders.

Compensation Components and How Components Relate to Objectives

To achieve our objectives, we provide base salary, performance-based annual cash incentives, equity awards and broad-based employee benefits and, when our board of directors deems appropriate, sign-on bonuses, severance and change of control benefits. The chart below sets forth the components of our executive compensation program, the objectives of each component, and the basis for decisions regarding each component:

Component	Objectives	Basis
Base Salary	- attract and retain by paying a fixed level of cash compensation for executive's day-to-day time, service and experience
- reviewed on an annual basis and at the time of hire or promotion
- material criteria when determining base salary:
- recommendations from our chief executive officer and chairman
- performance
- responsibilities, role and expected contributions
- market data, as needed
- negotiations with individual new executives, as applicable

Performance-Based Annual Incentive Bonus	- motivate executives to achieve our annual goals - align executives' interests with stockholders' interests
- reviewed on an annual basis and at the time of hire or promotion
- target bonus as a percent of salary is reviewed to ensure it is an important portion of the total cash compensation
- material criteria used when determining target bonus:
- recommendations from the chief executive officer and chairman
- responsibilities, role and expected contributions
- ability to contribute to the achievement of our annual goals meaningful percent of total cash compensation
- negotiations with individual executives
- market data, as needed

Long-Term Incentive Compensation	- motivate executives to achieve our long-term goals - align executives' interests with stockholders' interests - retention incentive provided through four-year vesting
- reviewed on an annual basis and at the time of hire or promotion
- material criteria for determining equity awards:
- recommendations from the chief executive officer and chairman
- performance
- responsibilities, role and expected contributions
- market data, as needed
- Black-Scholes and intrinsic value of the potential grant
- negotiations with individual new executives, as applicable
- potential dilution from grants

Broad-Based Benefits	- attract and retain	- reviewed periodically - eligibility in accordance with terms of applicable broad-based benefit plans
Severance & Change of Control Benefits	- attract and retain - align executives' interests with stockholders' interests
- reviewed periodically
- material criteria for adjusting benefits:
- recommendations from the chief executive officer and chairman
- the potential cost of the change of control benefits
- assuming various stock price scenarios
- market data, as needed
- negotiations with individual executives, as applicable

Sign-on Bonus	- attract	- recruit high caliber, experienced executives - offset forfeited compensation opportunities
Relocation	- attract	- attract high caliber, experienced executives by paying for expenses they may incur to move to Seattle, Washington

In addition to the factors set forth above, when determining the compensation package paid to our named executive officers, our compensation committee relies on the experiences and individual knowledge of its members. From January 2013 through May 2013, the compensation committee was comprised of Messrs. Scheid, Bruzzo, Lane, and Potter. In May 2013, Ms. Meads was appointed to our compensation committee, and Mr. Potter stepped off. Mr. Potter served on our compensation committee from May 2012 to May 2013. Mr. Scheid, the chair of our compensation committee, is the former chairman of the board of directors of Janus Capital Group, an asset management company, and has served on several public company boards. Mr. Scheid has also supervised the human resources departments at three different organizations during his career. Through his experience, Mr. Scheid has developed deep expertise in designing appropriate executive compensation packages. Additionally, Mr. Bruzzo has served as an executive at several public companies and provides valuable insight into the current executive market and, in particular, the executive compensation market in the northwest. Mr. Lane also has tremendous experience with executive compensation having served as an executive at several public and private companies and through his current experience as an operating partner at a private equity firm. Mr. Potter has extensive experience structuring and recommending compensation packages having served on multiple public retail company boards and having served as the chief executive officer of a Fortune 500 retailer. Upon joining our board of directors, Ms. Meads was also appointed to the compensation committee. Ms. Meads has extensive experience structuring executive compensation packages, which she gained through her background as a retail executive, including serving as the chief executive officer of several retailers, and her experience on various retail boards.
Roles and Responsibilities
Compensation Committee.    The compensation committee is responsible for establishing and administering our executive compensation program. In 2013, our compensation committee, in consultation with our chief executive officer, evaluated and approved the annual compensation changes for our named executive officers, as well as the performance goals and structure for our cash incentive plan.
Management.    In 2013, our chief executive officer worked with our chief financial officer, director of human resources, and general counsel to design and develop compensation programs to recommend for our named executive officers and other senior executives, to recommend changes to existing compensation programs, to recommend financial and other performance targets to be achieved under those programs, to prepare analysis of financial data, to prepare other briefing materials, and ultimately to implement the decisions of the compensation committee.
Our chief executive officer regularly attends compensation committee meetings to discuss matters of compensation philosophy and the compensation and performance of the other executive officers. Our chief financial officer also attends meetings to provide the compensation committee with requested compensation and financial information. Our general counsel attends meetings in her capacity as corporate secretary and provides the compensation committee with information regarding regulatory and legislative updates, and our director of human resources attends meetings to provide the compensation committee with requested compensation materials, updates on material changes in compensation practices, and trends in executive compensation. From time to time, outside advisors or consultants may attend meetings to make presentations or provide financial or other background information or advice. No executive officer participated directly in the final determinations of the compensation committee regarding the amount of any component of his or her own 2013 compensation package.
Compensation Consultant.    The compensation committee has the power to engage independent advisors to assist it in carrying out its responsibilities. Since 2007, the compensation committee has engaged Milliman, Inc., ("Milliman"), as its independent compensation consultant. We paid for the cost of the services provided by Milliman. However, Milliman reports directly to the compensation committee and not to management. The compensation committee retains the authority to direct, terminate, or continue the services of Milliman. The compensation committee did not rely on materials or data from Milliman or any other outside compensation consultant when making compensation decisions for 2013.
During 2013, the compensation committee engaged Milliman to: 1) review and recommend changes to its peer group, and 2) evaluate the compensation paid to our executives using data from the proxy statements of our peer companies as well as published survey data. This data was used as a reference in February 2014 when making adjustments to executive compensation, but was not a primary factor in the 2014 compensation decisions.
Base Salary. In February 2013, the compensation committee reviewed and approved the base salary levels for our executives. In light of recommendations from our chief executive officer and our performance in 2012, the compensation committee decided not to make material adjustments to our executive base salaries. Mr. Binder had a slightly larger increase to his base salary based on his performance and his role and responsibilities within the Company. Ms. Yoakum’s adjustment was slightly less than the other named executive officers because she had been with us less than a year when the compensation committee considered adjustments.

Name	2012 Annualized Base Salary	2013 Annualized Base Salary	% Increase in Base Salary

Mr. Kanter	$650,000	$670,000	3%
Mr. Binder	$255,000	$275,000	8%
Ms. Yoakum	$270,000	$274,050	2%
Mr. Gaston	$263,000	$270,890	3%
Mr. Talwar	$285,000	$293,000	3%

When reviewing base salaries in 2014, the compensation committee did not change its approach to determining the appropriate base salaries for our named executive officers. The compensation committee made modest adjustments to the base salaries of our executives, with a larger increase to Mr. Binder given his additional responsibilities over our operations following Mr. Gaston’s resignation and to Mr. Kanter given his additional responsibilities as the chairman of our board of directors.
Annual Cash Incentive Bonus.    In February 2013, the compensation committee approved the Executive Cash Bonus Plan for Fiscal Year 2013 (the “2013 Plan”). The 2013 Plan sets forth the annual terms that applied for 2013 under the Company's Performance Bonus Plan, which was approved by the Company's stockholders at the Annual Meeting of Stockholders held on May 19, 2010 to allow compensation payable thereunder to be deductible as performance-based compensation under Internal Revenue Code 162(m). The 2013 Plan was intended to increase stockholder value and our success by motivating participants to achieve our key financial objectives. Each of our named executive officers was eligible for participation in the 2013 Plan.

Bonus Targets.    Under the 2013 Plan, each participant was eligible to earn an incentive bonus based on the target bonus percentage determined by the compensation committee. In February 2013, the compensation committee reviewed each named executive officer’s target bonus award as a percent of base salary and decided not to make any material changes to the target bonus award as a percent of salary. When determining the appropriate bonus target as a percent of base salary, the compensation committee desires to make the bonus amount a meaningful portion of each executive’s cash compensation to further incent the executive to achieve our annual performance goals. The compensation committee also considers the amount of the bonus target relative to long-term compensation to appropriately balance the incentives and rewards for the achievement of our annual and longer-term objectives.

Name	2012 Target Bonus Award	2012 Bonus Target as % of 2012 Annualized Base Salary	2013 Target Bonus Award	2013 Bonus Target as % of 2013 Annualized Base Salary
Mr. Kanter	$487,500	75%	$502,500	75%
Mr. Binder	$100,000	39%	$107,843	39%
Ms. Yoakum	$108,000	40%	$109,620	40%
Mr. Gaston	$103,000	39%	$106,090	39%
Mr. Talwar	$116,850	41%	$111,240	38%

Description of 2013 Plan.  The payment of bonuses under our 2013 Plan is contingent upon the achievement of pre-determined performance goals. In structuring the 2013 Plan, the compensation committee believed revenue growth was the best indicator of our performance in 2013 based on our 2013 business objectives. The 2013 Plan was structured as follows:

Financial Performance Targets

The individual performance goals were strategic goals related to each named executive officer's area of responsibility.

When establishing the financial objectives, the compensation committee reviewed and considered our strategic initiatives, our short and long-term goals, our internal forecasts for revenue and adjusted EBITDA, and the economic and consumer environment. When setting the goals and objectives for 2013, the compensation committee expected that it would be difficult to achieve 100% of the target award based on the corporate financial goals and individual goals. The objectives were designed to be challenging and not guaranteed. The fiscal year 2013 financial targets and actual performance were:

Financial Objectives	Percent of Bonus Target Award	Target (in thousands)	Actual Result (in thousands)	Payout as a % of Total Target
Revenue	50%	$471,945	$450,008	12.5%
Adjusted EBITDA*	30%	$25,886	$22,398	0%
Personal Objectives	20%	Based on role	Varies by individual	Avg. 14.2%
Total	100%			Avg. 26.7%

*Adjusted EBITDA is defined as earnings before interest and other income, taxes, depreciation and amortization, adjusted to exclude the effects of stock-based compensation expense. The compensation committee believes that the use of adjusted EBITDA provides consistency and comparability with our past financial performance and facilitates period to period comparisons of operations. A reconciliation of each of such non-GAAP measures and our reasons for using such measures can be found in the exhibit to our Current Report on Form 8-K furnished to the SEC on February 6, 2014.

Based on the financial results, the compensation committee decided to award each executive 12.5% of his/her target bonus award for achievement against the revenue objective and 0% for achievement against the adjusted EBITDA objective. Following its decision regarding the financial results, the compensation committee considered each executive's performance against his/her individual objectives, and awarded on average 26.7% for actual performance against the individual objectives.

Mr. Kanter's individual performance objectives related to driving customer behavior, brand development, leadership and culture initiatives, and investor relations. When reviewing Mr. Kanter's performance against his 2013 individual objectives, the compensation committee believed that Mr. Kanter successfully accomplished substantially all of his personal objectives and awarded Mr. Kanter 15% of his target bonus award on the basis of the results against his personal objectives.

With input from Mr. Kanter, the compensation committee then assessed Mr. Binder, Ms. Yoakum, Mr. Gaston, and Mr. Talwar's individual performance against his/her pre-established individual performance objectives to determine his/her 2013 bonus payments.

Mr. Binder's personal performance objectives related to internal credit and payment types, cost control, the generation of cash flow, and the development and leadership of his team. Ms. Yoakum's personal performance objectives related to wedding bands, revenue from diamond jewelry, the consumer experience, product pricing, and leadership. Mr. Gaston's personal objectives related to revenue through performance in our customer service group, operational process improvements, exceptional customer experience, and leadership. Mr. Talwar's personal performance objectives related to international revenue growth, outside assembly and consumer financing, customer acquisition, and leadership. Based on the compensation committee's assessment of Mr. Binder, Ms. Yoakum, Mr. Gaston, and Mr. Talwar’s performance against his or her individual objectives, it was decided that the executives would receive 15%, 13.8%, 13.8%, and 13.3% of their respective target bonus awards for performance against their personal objectives.

The annual cash incentive plan adopted in March 2014 is similar in structure to the 2013 Plan. Mr. Gaston was not included in the 2014 annual cash incentive plan given his announced resignation date, nor was Mr. Talwar since his employment ended in February 2014. Mr. Kanter's bonus target as a percent of base salary did not materially change in 2014. Mr. Binder's was increased given his additional responsibilities, his role within the Company, his performance, and his ability to affect the achievement of our 2014 objectives. Ms. Yoakum's target bonus as a percent of base salary was not materially adjusted.
Equity Awards.    The compensation committee believes that equity compensation is the most important element of our total compensation package. The compensation committee believes that properly structured equity compensation works to:

•	align the long-term interests of stockholders and employees by creating a strong, direct link between employee compensation and stock price appreciation;

•	incent executives to maximize longer-term stockholder value instead of short-term gain; and

•	attract and retain exceptional executives, senior management and employees.

Each year, the compensation committee reviews our equity compensation component to determine the appropriate amount and mix of equity compensation. In 2013, the compensation committee decided to pay the named executive officers a mix of restricted stock units and stock options. The compensation committee decided that a mix of restricted stock units and stock options was appropriate based on the compensation committee's desire to continue to align executive interests with the interests of our stockholders, while helping control dilution, incent executives to position us for sustainable long-term growth, and retain our key executives. In 2013, half of each named executive officer’s equity value was received in the form of restricted stock units and half was received in the form of stock options. Restricted stock units entitle the holder to receive shares of our common stock upon the vesting date. Stock options are granted with an exercise price that is not less than 100% of the fair market value on the date of grant, so our executives receive value from option grants only if the value of our common stock appreciates over the vesting period. The stock option and restricted stock units granted to our named executive officers in February 2013 vest over a four-year period, with 1/4th of the shares vesting one year after the vesting commencement date (the "One Year Cliff") and 1/16th of the shares vesting quarterly thereafter, subject to the executive's continued service. Historically, vesting was monthly for three years following the One Year Cliff, but in 2013, the compensation committee adjusted the vesting to quarterly over the three years following the One Year Cliff (remains four years to fully vest). The total vesting period (four years) did not change. The vesting was changed from monthly to quarterly in connection with the decision to grant a combination of restricted stock units and stock options to reduce the administrative burden on the Company and on the employee. The compensation committee believes this vesting period promotes retention.

In determining the size of the February 2013 equity grant for Mr. Binder, Ms. Yoakum, Mr. Gaston, and Mr. Talwar, our compensation committee first considered the recommendations from our chief executive officer. It then considered the recommendations in light of individual and Company performance, each executive’s role, responsibilities and expected contributions, historical grants issued for comparable positions, and the accounting and dilution impact of the grants. The compensation committee also considered the equity compensation as a percent of total compensation and as a percent of base salary. The compensation committee used similar factors to determine the size of Mr. Kanter’s grant, but it did not receive a recommendation from Mr. Kanter or from any other member of management. Mr. Kanter and Ms. Yoakum’s 2013 equity grants are smaller than the grants issued in 2012, because both Mr. Kanter and Ms. Yoakum were hired in 2012 and received an initial equity grant in connection with the commencement of their employment with us. Initial grants are typically larger than subsequent grants. Mr. Talwar’s grant was smaller than the grant he received as part of his 2012 compensation because he received an additional 12,000 options for serving as our interim chief executive officer from November 2011 through March 2012. Mr. Binder’s grant in 2013 was larger because he received a pro-rated grant as part of his 2012 compensation package (he began serving as our chief financial officer four months’ prior to the grant date) and the grant was larger than those granted to the named executive officers, other than the chief executive officer, because of Mr. Binder’s role and responsibilities within the Company. Mr. Gaston’s grant was larger than the grant issued to him as part of his 2012 compensation package. The compensation committee determined that Mr. Gaston's 2013 grant was appropriate given Mr. Gaston's equity value as a percentage of total compensation, his role, responsibilities and expected contributions, the grants historically issued to Mr. Gaston, and the grants awarded to other senior executives.

	2012 Equity (1)	2013 Equity (2)	% Change
Mr. Kanter	$ 2,489,953 (4)	$782,142	(69)%
Mr. Binder	$ 61,447 (3)(5)	$438,095	613%
Ms. Yoakum	$ 556,775 (4)	$361,940	(35)%
Mr. Gaston	$ 307,236 (3)	$361,940	18%
Mr. Talwar	$ 491,578 (3)(6)	$361,940	(26)%

(1)
Equity issued as part of the 2012 compensation package was issued in November 2011 and was in the form of stock options. The value reflects aggregate grant date fair value of the award calculated in accordance with Topic 718 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification.

(2)
Equity issued as part of the 2013 compensation package was issued in the form of restricted stock units and stock options. The value reflects aggregate grant date fair value of the award calculated in accordance with Topic 718 of the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification.

(3)
2012 equity compensation was paid in November 2011 following the resignation of our former chief executive officer. The decision to issue the grants in November 2011 rather than in the first quarter of 2012 was to help retain our executives following the resignation.

(4)	Mr. Kanter and Ms. Yoakum were hired in 2012 and each received an initial grant on their hire date. Initial grants are typically larger than subsequent grants.

(5)	As part of Mr. Binder's 2012 compensation package, he received a pro-rated option grant based on his August 2011 hire date.

(6)	As part of Mr. Talwar's 2012 compensation package, he was awarded an additional 12,000 options, valued at $184,342, for serving as our interim chief executive officer.

Broad-Based Employee Benefits. All full-time regular employees, including our named executive officers, may participate in our health and welfare benefit programs, including medical, dental and vision care coverage, disability insurance, and life insurance. All full-time regular employees, including our named executive officers, receive a transportation allowance and a merchandise discount. We also provide our regular employees with the opportunity to participate in our 401(k) defined contribution retirement savings plan (the "401(k) Plan"), and receive a matching contribution from us that is subject to vesting based on years of service. We believe these benefits are consistent with benefits provided by our peer group companies and help us to attract and retain high quality employees.

Perquisites.  We typically do not provide any special executive perquisites. Occasionally, the compensation committee determines that it is appropriate for us to pay relocation benefits to attract key employees (see below for additional information). We also provide some minimal perquisites that we broadly provide to all of our full-time regular employees, such as an annual $720 transportation allowance and a merchandise discount.

Relocation. Pursuant to the terms of Mr. Kanter's offer letter, we agreed to pay Mr. Kanter's reasonable relocation costs to move to Seattle. We paid him $165,044 to assist him in his relocation to Seattle, Washington. If Mr. Kanter had voluntarily left Blue Nile, or if his employment was terminated for “Cause” (as defined below), in either case prior to the first anniversary of his start date, he would have been required to pay us back his relocation expenses.
Employment, Severance and Change of Control Agreements.    We have entered into employment agreements or offer letters with each of our named executive officers. Under these agreements, the employment of each of our named executive officers is "at will" (to the greatest extent permitted by applicable law), meaning that either we or the officer may terminate their employment at any time.
We provide certain limited change of control benefits to all of our participants under the 2013 Equity Incentive Plan, including our executive officers. In the event of certain corporate transactions, if the surviving or acquiring entity elects not to assume, continue or substitute for equity awards granted under the 2013 Equity Incentive Plan, the vesting and, if applicable, exercisability of each equity award granted under the 2013 Equity Incentive Plan will accelerate in full for those whose service with us or any of our affiliates has not terminated. The compensation committee included this provision in our equity incentive plan to motivate all of our employees, including our executive officers, to act in the best interest of our stockholders by removing the distraction of post-change of control uncertainties faced by employees, including executive officers, with regard to their equity compensation.

Full description of the amended and restated change of control severance plan. In January 2012, the compensation committee amended and restated our severance plan to extend the term.  Our severance plan provides for the payment of severance benefits to designated executive employees whose employment is terminated within twelve months following a Change of Control, either due to a termination without Cause or a Resignation for Good Reason, as each term is defined in the severance plan. The terms and conditions of severance provisions are discussed more fully in the section below under the heading “Potential Payments on Change of Control.” This plan contains a three year sunset provision, allowing the compensation committee the opportunity to revisit its terms after three years to ensure that the provisions remain consistent with our compensation philosophy and business needs.
The severance plan does not provide for any change of control excise tax gross ups or “single trigger” change of control benefits. We believe that a pre-existing plan like ours will allow our executive officers to focus on continuing normal business operations and the success of a potential business combination that may not be in their personal best interests, and to maintain a balanced perspective in making overall business decisions during a potentially uncertain period. We believe the size and terms of the benefits provide an appropriate balance between the costs and benefits to stockholders. We also believe these benefits are consistent with the benefits offered by companies with whom we compete for talent, and so allow us to recruit and retain key executive talent.
CEO Severance Benefits. In order to recruit Mr. Kanter, we agreed that if we terminate his employment without cause, he would be entitled to payment equal to 100% of his then-current salary and payment of his COBRA premiums for him and his dependents for twelve months. We believe that this represents reasonable severance benefits to Mr. Kanter for an involuntary termination without cause. To receive severance benefits, Mr. Kanter would be required to release all claims against the Company.
Pursuant to the terms of Mr. Kanter's offer letter, termination for “Cause” means any of the following:  (i) Mr. Kanter's conviction of, or guilty plea or plea of nolo contendere to, a felony under the laws of the United States or of any state, or a crime involving moral turpitude or dishonesty (including, but not limited to, fraud, theft, or embezzlement); (ii) Mr. Kanter's participation in any fraud or act of dishonesty against Blue Nile; (iii) Mr. Kanter's willful misconduct, or his material breach of any agreement between him and Blue Nile (including, but not limited to, his offer letter or his Nondisclosure, Proprietary Information, Inventions, Nonsolicitation and Noncompetition Agreement); (iv) conduct that Blue Nile determines, in good faith, demonstrates unfitness for the job; (v) Mr. Kanter's engagement in any activity that constitutes a material conflict of interest with Blue Nile; or (vi) Mr. Kanter's significant failure to perform his duties, gross neglect of his duties, or refusal to comply with any lawful directive of the board of directors, which conduct, if capable of cure or remedy, is not cured or remedied within 30 days following his receipt of written notice from the board of directors.
Compensation of Named Executives in Relation to Each Other and to the Chief Executive Officer.    The compensation committee considers the compensation of the other senior executives when making compensation decisions, but does not use a fixed ratio or formula when comparing compensation among executive officers. Our chief executive officer is compensated at a higher level than the other executives due to his higher level of responsibility and accountability. We also believe that the compensation paid to Mr. Binder, Ms. Yoakum, Mr. Gaston, and Mr. Talwar, in relation to each other is reasonable and appropriate given each individual's level of experience and scope of responsibilities.
Equity Grant Timing.    Our long-term equity incentive awards are made pursuant to our 2013 Equity Incentive Plan. Typically, when an employee is hired we issue him/her an initial equity grant. These initial grants are issued quarterly on pre-determined dates. This is a change from prior years, when the initial grants were awarded on the employee’s hire date. We also typically issue a merit-based equity award on an annual basis. These merit awards are typically issued in the first quarter of each new year, with the grant date occurring during an open window, as determined under our internal trading policy. We believe this allows for pricing of equity grants that reflects the dissemination of material information and a fair representation of the market's collective view of our results and performance. We accelerated the 2012 merit-based equity awards to an open window in November 2011 to retain the executive team following the resignation of our former chief executive officer in November 2011.
Executive Equity Ownership Guidelines.    The compensation committee believes that equity ownership guidelines help align the interests of executives with that of our stockholders. Pursuant to our ownership guidelines, the named executive officers must hold “equity value” of at least three times the executive's annual salary. The equity value may be comprised of: common stock owned individually; common stock owned joining with or separately by a spouse, domestic partner, and/or minor children, either directly or indirectly; vested restricted stock units; or vested stock options. The value of the equity is determined based on the intrinsic value of the equity as reported on Nasdaq. Executives have a reasonable time to achieve compliance, which is typically considered three to five years.
Policy Against Speculative Transactions.  No employee may engage in short sales, transactions in put or call options, margin loans with stock as collateral, certain hedging transactions or other inherently speculative transactions with respect to our stock at any time.
Tax Treatment of Compensation.    Section 162(m) of the Code limits the amount that a public company may deduct from federal income taxes for remuneration paid to the chief executive officer and the three other most highly paid executive officers, other than the chief financial officer, to $1.0 million per executive per year, unless certain requirements are met. While our compensation committee is mindful of the benefit to us of the full deductibility of compensation, our compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. We intend to continue to compensate our executive officers in a manner consistent with the best interests of the Company and our stockholders.
Accounting Considerations.    The accounting impact of our executive compensation program is one of many factors that the compensation committee considers in determining the size and structure of that program.
Compensation Recovery Policy.    As a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to restate our financial results as the result of misconduct or due to our material noncompliance with any financial reporting requirements under the federal securities laws, our chief executive officer and chief financial officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they receive. In addition, we will comply with the requirements of the Dodd-Frank Wall Street Reform and Consumer Protection Act and anticipate that we will adopt a compensation recovery policy once final regulations on the subject have been adopted.
Risk Analysis of Our Compensation Plans.    We believe that the design and objectives of our executive compensation program are appropriately balanced and do not create risks that are reasonably likely to have a material adverse effect on us. To make this determination, we assessed the elements of our program with our compensation committee and with Milliman. We believe the design of our compensation policies and programs encourage our employees to remain focused on both our short and long-term goals. We believe the following design features mitigate inappropriate risk-taking by our executives:

•	a balance of fixed versus variable compensation and cash-based versus equity-based compensation;

•	variable compensation is based on a variety of performance goals, including company, business unit and individual;

•	the compensation committee has the discretion to lower annual incentive award amounts;

•	stock ownership requirements; and

•	a prohibition on hedging our stock that applies to all employees.

COMPENSATION COMMITTEE REPORT (1)

As part of fulfilling its responsibilities, the compensation committee reviewed and discussed the Compensation Discussion and Analysis (“CD&A”) for the fiscal year ended December 29, 2013 with management. Based on the compensation committee's review of the CD&A and its discussions with management, the compensation committee has recommended to the board of directors that the CD&A for the fiscal year ended December 29, 2013 be included in this proxy statement for filing with the Securities and Exchange Commission and incorporated into our Annual Report on Form 10-K for the fiscal year ended December 29, 2013.
Date: April 11, 2014

Respectfully submitted, Steve Scheid, Chairman Chris Bruzzo Leslie Lane Mindy Meads

(1) The material in this report is not “soliciting material,” is not deemed “filed” with the Securities and Exchange Commission, as amended, and is not to be incorporated by reference into any filing of Blue Nile, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation of Executive Officers
The following table sets forth compensation earned by our named executive officers for the 2013, 2012 and 2011 fiscal years.
Summary Compensation Table
Fiscal 2013, 2012 and 2011

Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total Compensation ($)(5)
Harvey Kanter	2013	670,077		—		391,375	390,767		138,188	64,409	1,654,816
Chairman, Chief Executive	2012	480,733	(6)	100,000	(7)	—	2,489,953	(8)	162,700	111,995	3,345,381
Officer and President

David Binder	2013	273,558		—		219,170	218,925		29,657	5,820	747,130
Executive Vice President,	2012	254,376		—		—	—		42,000	5,720	302,096
Chief Administrative Officer,	2011	86,112	(9)	25,000	(10)	—	561,213		—	240	672,565
and Chief Financial Officer

Julie Yoakum	2013	275,652		—		172,205	189,735		28,830	5,820	672,242
Chief Merchandising Officer	2012	135,751	(11)	15,000	(12)	—	556,775	(13)	25,200	3,382	736,108

Dwight Gaston (15)	2013	270,946		—		172,205	189,735		27,902	5,820	666,608
Senior Vice President	2012	264,817		—		—	—		41,200	5,720	311,737
of Operations	2011	257,001		—		—	626,565		—	5,620	889,186

Vijay Talwar (16)	2013	293,611		—		172,205	189,735		28,744	5,820	690,115
Former President and	2012	278,501		45,000	(14)	—	—		50,800	5,720	380,021
General Manager of	2011	254,376		—		—	810,907		—	5,620	1,070,903
International

(1) Awards paid under our annual cash incentive bonus plan are included in the “Non-Equity Incentive Plan Compensation” column. See footnote 3 below.
(2) The amounts included in the “Stock Awards” and “Option Awards” columns reflect the aggregate grant date fair value of awards during each fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. Generally, the grant date fair value is the amount we expect to expense in our financial statements over the award's vesting schedule. The amount does not reflect the actual economic value realized by the executive officer. No stock awards were granted in 2012 or 2011. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 29, 2013, as filed with the Securities and Exchange Commission on February 25, 2014 (File No. 000-50763). See the Grants of Plan-Based Awards in Fiscal 2013 Table included herein for additional information on equity awards granted in 2013.

(3)
Non-Equity Incentive Plan Compensation includes awards earned under our annual cash incentive bonus plan. See the Grants of Plan-Based Awards in Fiscal 2013 Table included herein and the Compensation Discussion and Analysis above for additional information.

(4) Additional information is provided in the All Other Compensation Table below.
(5) The dollar value in this column for each named executive officer represents the sum of all compensation reflected in the preceding columns.

(6)	Pursuant to the terms of Mr. Kanter's offer letter dated March 2, 2012, his 2012 base salary was $650,000 on an annualized basis.
(7) Pursuant to the terms of Mr. Kanter's offer letter dated March 2, 2012, he received a signing bonus of $100,000.

(8)	Pursuant to the terms of Mr. Kanter's offer letter dated March 2, 2012, he received an option grant in March 2012 with a grant date fair value of $2,489,953.

(9)	Pursuant to the terms of Mr. Binder's offer letter dated June 30, 2011, his 2011 base salary was $250,000 on an annualized basis.
(10)    Pursuant to the terms of Mr. Binder's offer letter dated June 30, 2011, he received a signing bonus of $25,000.
(11) Pursuant to the terms of Ms. Yoakum's offer letter dated June 7, 2012, her 2012 base salary was $270,000 on an annualized basis.

(12)	Pursuant to the terms of Ms. Yoakum's offer letter dated June 7, 2012, she received a signing bonus of $15,000.

(13)	Pursuant to the terms of Ms. Yoakum's offer letter dated June 7, 2012, she received an option grant in June 2012 with a grant date fair value of $556,775.

(14)
Mr. Talwar served as interim chief executive officer from November 2011 through March 30, 2012 and interim chief financial officer from November 2010 to August 2011. He received $45,000 for transitional services.

(15) On January 2, 2014, Mr. Gaston gave notice of his intention to resign from his position and will transition from the Company on or about July 2, 2014.
(16) Mr. Talwar's employment ended effective February 5, 2014.

All Other Compensation Table

Name	Year	Relocation Assistance ($)		Matching Contributions ($)(1)	Transportation Allowance ($)(2)	All Other Compensation ($)
Harvey Kanter	2013	58,589	(3)	5,100	720	64,409
	2012	106,455	(3)	5,000	540	111,995

David Binder	2013	—		5,100	720	5,820
	2012	—		5,000	720	5,720
	2011	—		—	240	240

Julie Yoakum	2013	—		5,100	720	5,820
	2012	—		3,022	360	3,382

Dwight Gaston	2013	—		5,100	720	5,820
	2012	—		5,000	720	5,720
	2011	—		4,900	720	5,620

Vijay Talwar	2013	—		5,100	720	5,820
	2012	—		5,000	720	5,720
	2011	—		4,900	720	5,620

(1)	Represents matching contribution under our 401(k) Plan. Vesting in the matching contribution is based on years of service. Participants are 100 percent vested after four years of continuous service.

(2)	All of our employees receive a $60 monthly transportation allowance.

(3)	Mr. Kanter's received relocation assistance totaling $165,044.

The following table provides additional information about our fiscal year 2013 plan-based compensation to the named executive officers.

Grants of Plan-Based Awards in Fiscal 2013

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Option Awards: Number of Securities Underlying Options (#) (5)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (6)
Name	Award	Grant Date (2)	Target ($) (3)	Maximum ($) (4)
Harvey Kanter	A. Annual Incentive	—	502,500	1,005,000	—	—	—
	B. Stock Options	2/15/2013	—	—	26,774	31.31	390,767
	C. Restricted Stock Units	2/15/2013	—	—	12,500	—	391,375

David Binder	A. Annual Incentive	—	107,843	215,686	—	—	—
	B. Stock Options	2/15/2013	—	—	15,000	31.31	218,925
	C. Restricted Stock Units	2/15/2013	—	—	7,000	—	219,170

Julie Yoakum	A. Annual Incentive	—	109,620	219,240	—	—	—
	B. Stock Options	2/15/2013	—	—	13,000	31.31	189,735
	C. Restricted Stock Units	2/15/2013	—	—	5,500	—	172,205

Dwight Gaston	A. Annual Incentive	—	106,090	212,180	—	—	—
	B. Stock Options	2/15/2013	—	—	13,000	31.31	189,735
	C. Restricted Stock Units	2/15/2013	—	—	5,500	—	172,205

Vijay Talwar	A. Annual Incentive	—	111,240	222,480	—	—	—
	B. Stock Options	2/15/2013	—	—	13,000	31.31	189,735
	C. Restricted Stock Units	2/15/2013	—	—	5,500	—	172,205

(1)
In determining the 2013 bonus awards for each of the named executive officers, the compensation committee reviewed our actual 2013 performance against our pre-established financial and personal objectives. See the CD&A section for additional information and analysis. There is no threshold or minimum incentive bonus payment.

(2)
Stock options granted vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/16 of the underlying shares quarterly thereafter. Equity units granted to our current executive officers are subject to acceleration under our severance plan and in certain other circumstances as provided in the 2004 Equity Incentive Plan.

(3)	This column sets forth the target amount of each named executive officer's cash incentive bonus for 2013 as established by the compensation committee.

(4)	Each named executive officer was entitled to receive up to a maximum of 200 percent of the target bonus award depending upon the achievement of certain financial and individual performance objectives.

(5)	Option awards and restricted stock units granted to named executive officers in fiscal year 2013 were issued under the 2004 Equity Incentive Plan.

(6)
The amounts represent the aggregate grant date fair value of the option awards granted during the fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. For a discussion of valuation assumptions, see Note 6 to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 29, 2013, as filed with the Securities and Exchange Commission on February 25, 2014 (File No. 000-50763).

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table
Offer Letters.    Each of our named executive officers has signed offer letters with us. Descriptions of the offer letters with our named executive officers are included under the caption Employment, Severance and Change of Control Agreements in the CD&A section above.
Non-Equity Incentive Plan Awards.    These amounts reflect the potential target and maximum annual cash incentive awards payable to our named executive officers under our 2013 annual cash incentive bonus plan. For more information regarding this plan, please see the Annual Cash Incentive Bonus section in our CD&A above.
Equity Awards.    On May 21, 2013, the date of the Company's 2013 Annual Meeting of Stockholders, the Company's stockholders approved the 2013 Equity Incentive Plan, effective as of such date. The 2013 Equity Incentive Plan is intended to be the successor to the 2004 Equity Incentive Plan and the Directors' Plan. Once the 2013 Equity Incentive Plan became effective, the 2004 Equity Incentive Plan was suspended and any equity compensation that would have been granted under the 2004 Equity Incentive Plan is now granted under the 2013 Equity Incentive Plan. Prior to May 21, 2013, stock options and restricted stock units were granted to our executive officers under the 2004 Equity Incentive Plan. Prior to the adoption of the 2004 Equity Incentive Plan, we granted stock options to our executive officers under the 1999 Equity Incentive Plan. We have never granted stock appreciation rights.
Other Compensatory Arrangements.    For a description of the other elements of our executive compensation program, see the CD&A section above.

 The following table provides information regarding unexercised stock options and unvested stock awards held by each of the named executive officers as of December 29, 2013.

Outstanding Equity Awards at Fiscal Year End 2013

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)		Number of Securities Underlying Unexercised Options (#) (1)	Option Exercise Price ($) (2)	Option Expiration Date (1)	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)
Name	Exercisable		Unexercisable
Harvey Kanter	64,375		90,125	33.30	3/29/2022
	—		26,774	31.31	2/14/2023
						12,500	597,250

David Binder	21,875		15,625	30.44	8/21/2021
	2,083		1,917	33.45	11/15/2021
	—		15,000	31.31	2/14/2023
						7,000	334,460

Julie Yoakum	15,216		25,362	28.70	6/24/2022
	—		13,000	31.31	2/14/2023
						5,500	262,790

Dwight Gaston	12,000	(4)	—	30.00	7/26/2014
	20,000	(5)	—	33.81	9/8/2015
	30,000	(6)	—	31.26	5/31/2016
	17,000	(7)	—	83.81	8/28/2017
	25,000	(8)	—	41.13	8/7/2018
	40,000	(9)	—	21.22	2/22/2019
	17,250		750	49.11	2/16/2020
	8,854		3,646	56.62	2/14/2021
	10,416		9,584	33.45	11/15/2021
	—		13,000	31.31	2/14/2023
						5,500	262,790

Vijay Talwar (10)	31,250	(11)	6,250	42.40	8/25/2020
	8,854	(12)	3,646	56.62	2/14/2021
	16,666	(13)	15,334	33.45	11/15/2021
	—	(14)	13,000	31.31	2/14/2023
		(15)				5,500	262,790

(1)
Each of the options expiring in 2020, 2021, and 2022 vest as to 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/48 of the underlying shares monthly thereafter. Each of the options expiring in 2023 vest 1/4 of the shares of common stock underlying the options on the first anniversary of the grant date and as to 1/16 of the underlying shares quarterly thereafter. Each of the options expiring in 2014 through 2019 is fully vested as of December 29, 2013.

The expiration date and full vest date of each of the options still subject to vesting is listed in the table below by expiration date:

Expiration Date	Vesting Date
02/16/2020	02/26/2014
08/25/2020	08/26/2014
02/14/2021	02/15/2015
08/21/2021	08/22/2015
11/15/2021	11/16/2015
03/29/2022	03/30/2016
06/24/2022	06/25/2016
02/14/2023	02/14/2017

(2)	Represents the fair market value of a share of our common stock on the grant date of the option.

(3)
Value is calculated by multiplying the number of restricted stock units that have not vested by the closing market price of our stock ($47.78) as of the close of trading on December 27, 2013 (the last trading day prior to our December 29, 2013 fiscal year end). 1/4 of the restricted stock units vest on the first anniversary of the grant date and 1/16 vest quarterly thereafter.

(4)	Mr. Gaston's options expiring in 2014 vested as to 1/4 of the shares of common stock underlying the options on August 26, 2005 and as to 1/48 of the underlying shares monthly thereafter.

(5)	Mr. Gaston's options expiring in 2015 vested as to 1/4 of the shares of common stock underlying the options on September 9, 2006 and as to 1/48 of the underlying shares monthly thereafter.

(6)	Mr. Gaston's options expiring in 2016 vested as to 1/4 of the shares of common stock underlying the options on June 1, 2007 and as to 1/48 of the underlying shares monthly thereafter.

(7)	Mr. Gaston's options expiring in 2017 vested as to 1/4 of the shares of common stock underlying the options on August 29, 2008 and as to 1/48 of the underlying shares monthly thereafter.

(8)	Mr. Gaston's options expiring in 2018 vested as to 1/4 of the shares of common stock underlying the options on August 8, 2009 and as to 1/48 of the underlying shares monthly thereafter.

(9)	Mr. Gaston's options expiring in 2019 vested as to 1/4 of the shares of common stock underlying the options on February 23, 2010 and as to 1/48 of the underlying shares monthly thereafter.

(10)
As of February 5, 2014, Mr. Talwar's employment with the Company terminated and his equity stopped vesting as of February 5, 2014 and his unvested equity was canceled. He has three months from February 5, 2014 to exercise his vested options. All unvested options were canceled as of his termination date. As of February 5, 2014, he had 58,478 exercisable options; 36,522 options were canceled; and 5,500 of his restricted units were canceled.

(11)	As of February 5, 2014, 32,031 options were vested and 5,469 options were canceled.

(12)	As of February 5, 2014, 9,114 options were vested and 3,386 options were canceled.

(13)	As of February 5, 2014, 17,333 options were vested and 14,667 options were canceled.

(14)	As of February 5, 2014, none of his options were vested and 13,000 options were canceled.

(15)	As of February 5, 2014, none of his restricted stock units were vested and 5,500 of his restricted stock units were canceled.

The following table shows the number of shares acquired pursuant to the exercise of options by each named executive officer during fiscal year 2013 and the aggregate dollar amount realized by the named executive officer upon exercise of the option. The table also shows the number of restricted stock units vested during 2013.

Option Exercises and Stock Awards Vested in Fiscal 2013

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Harvey Kanter	—	—	—	—

David Binder	—	—	—	—

Julie Yoakum	—	—	—	—

Dwight Gaston	6,000	87,060	—	—

Vijay Talwar	—	—	—	—

Change of Control Severance Plan
On January 20, 2012, the compensation committee approved the amended and restated change of control severance plan, or the severance plan, for our executive officers. The severance plan provides for the payment of severance benefits to designated executive employees whose employment is terminated within a specified period (not to exceed twelve months) following a Change of Control, either due to a termination without Cause or a Resignation for Good Reason, as each term is defined in the severance plan. The severance plan supersedes and replaces any existing severance plans, policies or practices that would otherwise apply upon these kinds of Qualifying Terminations, as defined in the severance plan. Currently, each of our named executive officers is eligible to participate in the severance plan.
The severance plan provides that upon a Qualifying Termination following a Change of Control, and provided the employee signs our standard form of release, he or she will be entitled to receive as severance: (1) a lump sum cash payment equal to one times such named executive officer's base salary and target annual incentive bonus, (2) Company-paid premiums for continued health insurance for a period of time equal to the period of base salary being provided (but not more than 18 months and in no event for longer than such coverage is available), and (3) full vesting of all then-outstanding equity awards.
Definition of Change of Control
For purposes of the severance plan, the term “Change of Control” means that one or more of the following events has occurred:

•	a person or group becomes the owner of greater than 50% of the combined voting power of our outstanding stock;

•	a corporate transaction, such as a merger or consolidation, results in the stockholders immediately prior to the transaction no longer owning more than 50% of the outstanding stock;

•	all or substantially all of the assets of the Company are sold or disposed of to an unrelated party;

•	a majority of the board is, for any reason, not made up of individuals who were either on the board as of March 4, 2009, or, if they became members after that date, were approved by the directors.
Definition of Cause
For purposes of the severance plan, the term “Cause” for termination means that one of the following events that has a material negative impact on our business or reputation has occurred:

•	indictment or conviction of any felony or any crime involving dishonesty or moral turpitude;

•	dishonesty which is not the result of an inadvertent or innocent mistake by employee with respect to us;

•
employee's continued willful violation of his or her obligations to us after there has been delivered to employee a written demand for performance from our board of directors which describes the basis for the board of directors' belief that employee has not substantially satisfied his or her obligations to us;

•	employee's violation or breach of any material written policy, agreement with us, or any statutory or fiduciary duty to us; or

•	damaging or misappropriating or attempting to damage or misappropriate any of our property, including any confidential or proprietary information.
Definition of Resignation for Good Reason
For purposes of the severance plan, the term “Resignation for Good Reason” means an eligible employee has resigned from all positions he or she then holds with us (or any successor thereto):

•	because one of the following actions has been taken without his or her express written consent:
- there is a material reduction (where material is considered greater than 10%) of the eligible employee's annual base salary;
- there is a material change in the eligible employee's position or responsibilities (including the person or persons to whom the eligible employee has reporting responsibilities);
- the eligible employee is required to relocate his or her principal place of employment to a location that would increase his or her one way commute distance by more than twenty-five (25) miles; or
- we materially breach our obligations under the severance plan or any then-existing employment agreement with the eligible employee; and

•	the eligible employee provides written notice to our board of directors within the 30-day period immediately following such action; and

•	such action is not remedied by us within thirty (30) days following our receipt of such written notice; and

•	the eligible employee's resignation is effective not later than sixty (60) days after the expiration of such thirty (30) day cure period.
Definition of Qualifying Termination
For purposes of the severance plan, the term “Qualifying Termination” means that an eligible employee suffers an involuntary termination without Cause or a Resignation for Good Reason, in either case that (i) constitutes a “separation from service” (as defined under Treasury Regulation Section 1.409A-1(h)), (ii) occurs other than as a result of death or disability, and (iii) occurs on or within twelve months following the effective date of the Change of Control.

Potential Payments on Termination or Change of Control

The following table shows cash severance and bonus payments, the value of accelerated vesting of equity grants, the value of continued health benefits and the total value that would have been provided to the named executive officers in the event that: (a) in the case of all of the named executive officers, a Change of Control had occurred on December 29, 2013 and on the further assumption that the employment of the named executive officer was terminated without Cause or that the named executive officer submitted his or her Resignation for Good Reason at that time; and (b) in the case of Mr. Kanter, he is terminated prior to a Change in Control, on the assumption that the employment of such named executive officer was terminated without Cause on December 29, 2013:

	Involuntary Termination without Cause or Voluntary Termination for Good Reason after a Change in Control						Involuntary Termination without Cause other than after a Change in Control(5)
Name and Principal Position	Cash Severance ($)(1)	Bonus ($)(1)	Early Vesting of Stock Awards ($)(2)	Early Vesting of Option Awards ($)(3)	Welfare Benefits ($)(4)	Total ($)	Cash Severance ($)(1)	Bonus ($)(1)	Early Vesting of Option Awards ($)(2)	Welfare Benefits ($)(4)	Total ($)
Harvey Kanter	670,000	502,500	597,250	1,745,978	11,430	3,527,158	670,000	—	—	11,430	681,430

David Binder	275,000	107,843	334,460	545,458	7,965	1,270,726	—	—	—	—	—

Julie Yoakum	274,050	109,620	262,790	698,017	11,430	1,355,907	—	—	—	—	—

Dwight Gaston	270,890	106,090	262,790	351,449	11,430	1,002,649	—	—	—	—	—

Vijay Talwar	293,550	111,240	262,790	467,471	11,430	1,146,481	—	—	—	—	—

(1)
Cash severance and bonus payments were determined by multiplying the executive's base salary and target annual incentive bonus by the multiple as defined in each of their severance agreements. For all named executive officers, that multiple is one.

(2)
Value is calculated by multiplying the number of restricted stock units that have not vested by the closing market price of our stock ($47.78) as of the close of trading on December 27, 2013 (the last trading day prior to our December 29, 2013 fiscal year end). 1/4 of the restricted stock units vest on the first anniversary of the grant date and 1/16 vest quarterly thereafter.

(3)
The value of early vesting of option awards is based on the difference between the aggregate exercise price of all accelerated options and the aggregate market value of the underlying shares as of December 29, 2013, calculated based on the closing market price of our stock ($47.78) as of the close of trading on December 27, 2013 (the last trading day prior to our fiscal year end). Options that were out-of-the-money have been excluded from the calculation.

(4)
The amounts shown in this column represent health and dental coverage determined on the basis of our COBRA rates for post-employment continuation coverage for a period of twelve months. Such rates were determined on the basis of the coverage elections made by the named executive officer.

(5)	None of named executive officers are entitled to receive severance benefits, other than after a Change in Control, for termination for Good Reason.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Non-Employee Director Compensation

Our compensation philosophy for non-employee directors is to provide a competitive level and mix of compensation that enhances our ability to attract and retain highly qualified directors and to reinforce the alignment of our directors' interests with those of our stockholders.

Cash Compensation. The table below sets forth the cash compensation for which our non-employee directors are eligible:

Annual Cash Compensation	Cash ($)
Annual Retainer(1)	40,000
Fee for serving as non-employee chairman(2)	100,000
Fee for Committee Service(3)	3,000
Audit Committee Chair Fee (4)	10,000
Compensation Committee Chair Fee (4)	5,000
Nominating and Corporate Governance Committee Chair Fee (4)	5,000
Lead Independent Director Fee (4)	10,000

(1)
The annual retainer is paid in quarterly installments. At the discretion of our board of directors, directors may be permitted to forego all or a portion of their annual retainer for service on the board of directors in exchange for a grant or grants of common stock under the 2004 Plan having a fair market value equal to the amount of foregone cash compensation. The number of shares granted is determined by dividing the amount of the foregone quarterly installment by the closing price of our common stock on the second business day following our quarterly public announcement of our financial earnings for the quarter in which the installment is to be paid. Our policy for the timing of such determination is to provide for a price that reflects the dissemination of material information and a fair representation of the market's collective view of our financial results and performance.

(2)
This annual fee for serving as chairman is paid in quarterly installments. As of December 31, 2013, our non-employee chairman resigned from our board of directors and our chief executive officer, Mr. Kanter, was appointed chair of the board of directors. Our compensation committee is considering Mr. Kanter's compensation in light of his role and responsibilities and the other factors more fully described in the Compensation Discussion and Analysis section of this Proxy Statement.

(3)
The annual fee for serving on any committee is paid in quarterly installments. Each director that serves on a committee receives $750 quarterly ($3,000 annually) regardless of the number of committees he/she serves on.

(4)	Paid in quarterly installments.
Equity Compensation. The chart below summarizes the equity compensation paid to non-employee directors and the changes the compensation committee made to the non-employee director compensation in 2013:

Equity Compensation(1)
Initial Equity Grant	RSUs valued at $100,000(2)
Annual Equity Grant	Equity grant valued at $63,000 in the form of stock options or RSUs(3)
Option Grant Upon Full Vesting of Initial or Refresh Option Grant	Refresh grant of 9,000 options only to directors appointed prior to July 31, 2012. Directors appointed after July 31, 2012, will not receive a refresh grant.(4)
Annual Equity Grant for Serving as Non-Employee Chairman	Equity grant valued at $100,000 in the form of stock options or RSUs(5)

(1) Equity granted to non-employee directors is subject to acceleration upon a change of control as described below.

(2)
Each new director receives an initial restricted stock unit grant valued at $100,000 on the date of his or her election or appointment. The initial grant vests every three (3) months from the date of grant for four years. These option grants cease vesting as of the date a non-employee director no longer serves on the board of directors.

(3)
Each non-employee director receives an annual equity grant on the date following each Annual Meeting of Stockholders. The annual grant vests every three (3) months from the date of the grant for one year. Each non-employee director must elect, prior to the start of the fiscal year in which the Annual Meeting is to take place, or such later date as may be determined by the compensation committee in its sole discretion, to receive the annual equity grant in the form of either (i) 100% as restricted stock units; or (ii) 100% as options. In the absence of a timely election, the entire annual equity grant will be granted in the form of options. Individuals who become a non-employee director on or after the start of the fiscal year must make an election on or before the date he or she is appointed or elected as a non-employee director, or such later date as may be determined by the compensation committee in its sole discretion. These equity grants cease vesting as of the date a non-employee director no longer serves on the board of directors.

(4)
Each non-employee director elected to the board of directors prior to July 31, 2012 receives a refresher grant upon full vesting of the initial stock option grant. These refresher grants vest monthly in equal amounts from the date of the grant for four years. These options cease vesting as of the date a non-employee director no longer serves on our board of directors.

(5)
The non-employee chairman of the board of directors shall elect, prior to the start of the fiscal year in which the Annual Meeting is to take place, or such later date as may be determined by the compensation committee in its sole discretion, to receive this grant in the form of either (i) 100% as RSUs or (ii) 100% as options. In the absence of a timely election, this grant will be granted as 100% options. Mr. Vadon received this equity grant in 2013, but following his resignation in December 2013, we do not anticipate awarding this grant in 2014. These equity grants cease vesting as of the date a non-employee director no longer serves on the board of directors.

All options will be granted with an exercise price equal to the fair market value of the common stock on the date of grant, will have a 10 year term and a general post-termination exercise period of 12 months, subject to earlier termination or extension as provided in the applicable equity incentive plan and the applicable award agreement.

The vesting of the equity awards granted to non-employee directors under this director compensation program will become fully vested as of the earlier to occur of: (x) the date of the non-employee director’s termination of service due to death or disability and (y) immediately prior to a change in control (subject to continued service as of such time). The unvested portions of any RSUs or options are forfeited upon any other termination.
2013 Compensation for Non-Employee Directors. The following table summarizes the compensation paid to our non-employee directors during the fiscal year ended December 29, 2013.
 2013 Director Compensation Table

Name		Fees Earned or Paid in Cash ($) (1)		Stock Awards ($)(3)	Option Awards ($) (3)	Total ($)
Mark Vadon	(4)	140,000		162,995	—	302,995
Chris Bruzzo	(5)	43,000	(2)	—	62,964	105,964
Eric Carlborg	(6)	53,000		63,000	—	116,000
Leslie Lane	(7)	50,500		63,000	—	113,500
Mindy Meads	(8)	21,500		99,981	62,964	184,445
Michael Potter	(9)	43,000		63,000	—	106,000
Steve Scheid	(10)	48,000		63,000	—	111,000
Mary Alice Taylor	(11)	48,000	(2)	63,000	—	111,000
Scott Howe	(12)	—		—	—	—

(1)
Includes the annual cash retainer, fees for serving on a committee of the board of directors, fees for serving as chairman of the board, fees as applicable for chairing a committee and fees for serving as the lead independent director. Directors may elect to receive their annual retainer in cash or stock.

(2)
Mr. Bruzzo and Ms. Taylor each elected to receive a portion of their annual retainer (paid quarterly) in shares of common stock plus cash in lieu of any fractional share. The number of shares granted is determined by dividing the amount of the foregone quarterly installment by the closing price of our common stock on the second business day following our quarterly public announcement of our financial earnings for the quarter in which the installment is to be paid. Mr. Bruzzo received stock valued at $39,967 and cash in the amount of $3,033, which includes $3,000 for service on committees. Ms. Taylor received stock valued at $39,967 and cash in the amount of $8,033, which includes $3,000 for service on committees and $5,000 for serving as the chair of our nominating and corporate governance committee.

(3)
The amounts included in the “Stock Awards” and “Option Awards” columns represent the aggregate grant date fair value of awards granted during the fiscal year calculated in accordance with Topic 718 of the FASB Accounting Standards Codification. Generally, the grant date fair value is the amount the Company expects to expense in its financial statements over the award's vesting schedule. The amount does not reflect the actual economic value realized by the director. For additional information on the valuation assumptions, refer to Note 6 of our consolidated financial statements included in our annual report on Form 10-K for the year ended December 29, 2013, as filed with the Securities and Exchange Commission on February 25, 2014 (File No. 000-50763).

(4)
For serving as our non-employee chairman of the board of directors, Mr. Vadon is entitled to $140,000 in annual cash compensation ($40,000 as annual retainer fee and $100,000 as a fee for serving as chairman). Mr. Vadon received his annual equity grant in the form of a stock award for 4,657 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $162,995. As of December 29, 2013, Mr. Vadon held 88,439 shares of common stock, options to purchase 136,071 shares of common stock and an unvested stock award for 2,329 shares of common stock. Mr. Vadon resigned from our board of directors effective December 31, 2013.

(5)
Mr. Bruzzo was granted an option to purchase 4,051 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $62,964. As of December 29, 2013, Mr. Bruzzo held 2,032 shares of common stock and options to purchase 19,753 shares of common stock.

(6)
Mr. Carlborg received his annual equity grant in the form of a stock award for 1,800 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $63,000. As of December 29, 2013, Mr. Carlborg held 1,900 shares of common stock, options to purchase 20,765 shares of common stock and an unvested stock award for 900 shares of common stock.

(7)
Mr. Lane received his annual equity grant in the form of a stock award for 1,800 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $63,000. As of December 29, 2013, Mr. Lane held 6,136 shares of common stock, options to purchase 26,500 shares of common stock and an unvested stock award for 900 shares of common stock.

(8)
Ms. Meads was granted an initial stock award for 3,173 shares of common stock in 2013 with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $99,981. Ms. Meads received her annual equity grant in the form of an option for 4,051 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $62,964. As of December 29, 2013, Ms. Meads held 396 shares of common stock, options to purchase 4,051 shares of common stock and an unvested stock award for 2,777 shares of common stock.

(9)
Mr. Potter received his annual equity grant in the form of a stock award for 1,800 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $63,000. As of December 29, 2013, Mr. Potter held 5,872 shares of common stock, options to purchase 28,875 shares of common stock and an unvested stock award for 900 shares of common stock.

(10)
Mr. Scheid received his annual equity grant in the form of a stock award for 1,800 shares, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $63,000. As of December 29, 2013, Mr. Scheid held 7,048 shares of common stock, options to purchase 28,875 shares of common stock and an unvested stock award for 900 shares of common stock.

(11)
Ms. Taylor received her annual equity grant in the form of a stock award for 1,800 shares of common stock, with a grant date fair value, computed in accordance with Topic 718 of the FASB Accounting Standards Codification, of $63,000. As of December 29, 2013, Ms. Taylor held 11,821 shares of common stock, options to purchase 53,452 shares of common stock and an unvested stock award for 900 shares of common stock.

(12)	Scott Howe was appointed to the board of directors in January 2014 and did not receive any compensation for serving on our board of directors in fiscal year 2013.
Non-employee Director Equity Ownership Guidelines. The compensation committee believes that equity ownership guidelines help align the interests of our non-employee directors with that of our stockholders. In August 2009, the compensation committee approved equity ownership guidelines for our directors. Pursuant to these guidelines, within three years of the joining the board of directors, our non-employee directors are expected to accumulate an ownership interest in our securities equal to three times the value of the annual retainer paid to non-employee directors for service on the board of directors. The value of the securities may be comprised of: common stock owned individually; common stock owned joining with, or separately by a spouse, domestic partner, and/or minor children, either directly or indirectly; vested restricted stock units; or vested stock options. The value of the securities is determined based on the intrinsic value of the securities using a rolling three month average stock price.
TRANSACTIONS WITH RELATED PERSONS
RELATED PERSON TRANSACTIONS POLICY AND PROCEDURES
In February 2007, our audit committee adopted a written Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related person transactions.” For purposes of this policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are, were or will be participants in which the amount involved exceeds $120,000. Transactions involving compensation for services provided to us as an employee or director shall not be considered related person transactions under the policy. A related person is any executive officer, director, or more than 5% stockholder of the Company, including any of their immediate family members, and any entity owned or controlled by such persons.
Under our Related Person Transactions Policy, where a transaction has been identified as a related person transaction, our management presents such related person transaction to the audit committee for review, consideration and approval or ratification. The presentation includes, to the extent reasonably available, (a) a description of (i) the parties thereto; (ii) the interests, direct or indirect, of any related person in the transaction in sufficient detail so as to enable the audit committee to assess such interests; and (iii) the material facts of the proposed related person transaction, including the proposed aggregate value of such transaction, or, in the case of indebtedness, that amount of principal that would be involved; (b) an assessment of (i) the benefits to us of the proposed related person transaction; and (ii) whether the proposed related person transaction is on terms that are comparable to the terms available to or from, as the case may be, an unrelated third party or to employees generally; and (c) management's recommendation with respect to the proposed related person transaction. In the event the audit committee is asked to consider whether to ratify an ongoing related person transaction, in addition to the information identified above, the presentation includes a description of the extent of work performed and remaining to be performed in connection with the transaction and an assessment of the potential risks and costs of termination of the transaction.
The audit committee, in approving or rejecting the proposed related person transaction, considers all the relevant facts and circumstances deemed relevant by and available to the audit committee, including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director's independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. The audit committee approves only those related party transactions that, in light of known circumstances, are in, or are not inconsistent with, our best interests and those of our stockholders, as the audit committee determines in the good faith exercise of its discretion.
CERTAIN RELATED-PERSON TRANSACTIONS
We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings to which he or she is, or may be, made a party by reason of his or her position as our director, officer or other agent, and otherwise to the fullest extent permitted under Delaware law and our bylaws.

ANNUAL REPORT ON FORM 10-K
A copy of our Annual Report on Form 10-K for the fiscal year ended December 29, 2013, to the Securities and Exchange Commission, is available on our website at http://investor.bluenile.com. A copy will be furnished without charge to stockholders of record upon request by mail to Investor Relations at Blue Nile, 411 First Avenue South, Suite 700, Seattle Washington 98104.
HOUSEHOLDING OF PROXY MATERIALS
The Securities and Exchange Commission has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement and annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Blue Nile, Inc., Corporate Secretary, at 411 First Avenue South, Suite 700, Seattle, Washington 98104 or contact Lauren Neiswender, our Corporate Secretary, at (206) 336-6700. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

 OTHER MATTERS
The board of directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,
Lauren Neiswender
General Counsel and Corporate Secretary

Seattle, Washington
April 11, 2014